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                                    LOAN AGREEMENT


                        Dated effective as of October 1, 1996



                                       Between



                    FIRST INTERSTATE BANCSYSTEM OF MONTANA, INC.,


                              THE LENDERS LISTED HEREIN


                                         and


                              FIRST SECURITY BANK, N.A.
                                       as Agent








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                                                             HTE&H Ref.:  16-179

                                  TABLE OF CONTENTS

Section                                                                     Page
-------                                                                     ----
SECTION 1.  BINDING COVENANTS...............................................  1

SECTION 2.  DEFINITIONS.....................................................  2
         2.1    "Acquisitions"..............................................  2
         2.2    "Adjusted LIBOR Rate".......................................  2
         2.3    "Advance"...................................................  2
         2.4    "Agent".....................................................  2
         2.5    "Aggregate Commitment"......................................  2
         2.6    "Agreement".................................................  2
         2.7    "Applicable Margin".........................................  2
         2.8    "Amortization Expense"......................................  3
         2.9    "Banking Subsidiary"........................................  3
         2.10   "Bankruptcy Act"............................................  3
         2.11   "Borrower"..................................................  3
         2.12   "Borrower's Books"..........................................  3
         2.13   "Borrowing".................................................  3
         2.14   "Business Day"..............................................  4
         2.15   "Capital"...................................................  4
         2.16   "Capital Lease".............................................  4
         2.17   "Capital Stock".............................................  4
         2.18   "CERCLA"....................................................  4
         2.19   "Closing Date"..............................................  4
         2.20   "Code"......................................................  4
         2.21   "Collateral"................................................  4
         2.22   "Commitment"................................................  4
         2.23   "Commitment Fee"............................................  4
         2.24   "Consolidated"..............................................  4
         2.25   "Consolidated Assets".......................................  4
         2.26   "Credit Facility"...........................................  5
         2.27   "Current Maturities of Funded Debt".........................  5
         2.28   "Default"...................................................  5
         2.29   "Default Rate"..............................................  5
         2.30   "Depreciation Expense"......................................  5
         2.31   "DOL".......................................................  5
         2.32   "Dollars" or "$"............................................  5
         2.33   "ERISA".....................................................  5
         2.34   "ERISA Affiliate"...........................................  5
         2.35   "Eurocurrency Reserve Requirement"..........................  5
         2.36   "Event of Default"..........................................  5
         2.37   "Exchange Act"..............................................  6
         2.38   "FASB" .....................................................  6
         2.39   "First Borrowing"...........................................  6
         2.40   "Fiscal Year................................................  6
         2.41   "Funded Debt"...............................................  6
         2.42   "GAAP"......................................................  6
         2.43   "Governmental Authority"....................................  6
         2.44   "Interest Expense"..........................................  6

         2.45   "Interest Rate Protection Agreements".......................  6
         2.46   "IRS".......................................................  7
         2.47   "Lender"....................................................  7
         2.48   "Lending Office"............................................  7
         2.49   "LIBOR Business Day"........................................  7
         2.50   "LIBOR Advance".............................................  7
         2.51   "LIBOR Interest Period".....................................  7
         2.52   "LIBOR Rate"................................................  7
         2.53   "Lien"......................................................  8
         2.54   "Loan Documents"............................................  8
         2.55   "Majority Lenders"..........................................  8
         2.56   "Margin Stock"..............................................  8
         2.57   "Material Adverse Effect"...................................  8
         2.58   "Multiemployer Plan"........................................  9
         2.59   "Net Income"................................................  9
         2.60   "Net Worth".................................................  9
         2.61   "Nonaccruing Loans".........................................  9
         2.62   "Non-Performing Loans.......................................  9
         2.63   "Notes".....................................................  9
         2.64   "Notice of Borrowing".......................................  9
         2.65   "Obligations"...............................................  9
         2.66   "OREO"......................................................  9
         2.67   "PBGC"...................................................... 10
         2.68   "Person".................................................... 10
         2.69   "Plan"...................................................... 10
         2.70   "Pledge Agreement".......................................... 10
         2.71   "Prime Rate"................................................ 10
         2.72   "Prime Rate Advance"........................................ 10
         2.73   "Principals and Related Parties"............................ 10
         2.74   "Properties................................................. 10
         2.75   "Regulation D".............................................. 11
         2.76   "Regulation G".............................................. 11
         2.77   "Regulation T".............................................. 11
         2.78   "Regulation U".............................................. 11
         2.79   "Regulation X".............................................. 11
         2.80   "Renegotiated Loans"........................................ 11
         2.81   "Reportable Event".......................................... 11
         2.82   "Responsible Officer"....................................... 11
         2.83   "Risk Weighted Assets" or "Risk
                Adjusted Assets............................................. 11
         2.84   "Subordinated Debt"......................................... 12
         2.85   "Subsidiary" or "Subsidiaries".............................. 12
         2.86   "Tangible Net Worth"........................................ 12
         2.87   "Tangible Primary Assets"................................... 12
         2.88   "Tangible Primary Capital".................................. 12
         2.89   "Termination Date".......................................... 12
         2.90   "Tier One Capital........................................... 12
         2.91   "Tier Two Capital........................................... 12
         2.92   "Unused Commitment.......................................... 13
         2.93   Other Definitional Provisions............................... 13

SECTION 3.      CREDIT FACILITY............................................. 13
         3.1    Commitments to Lend......................................... 13
         3.2    Mandatory Reduction of Aggregate Commitment................. 14
         3.3    Optional Termination or Reduction of Aggregate Commitment... 14
         3.4    Method of Borrowing......................................... 14
         3.5    LIBOR Advances Extensions and Conversions................... 16
         3.6    Notes....................................................... 16
         3.7    Maturity and Principal Payments of Advances................. 17
         3.8    Interest Rates.............................................. 18
         3.9    Determination of Applicable Margin.......................... 19
         3.10   Illegality.................................................. 19
         3.11   Increased Cost and Reduced Return........................... 20
         3.12   Prime Rate Advances Substituted for
                LIBOR Advances.............................................. 22
         3.13   Compensation................................................ 22
         3.14   LIBOR Indemnification....................................... 22
         3.15   Commitment Fee.............................................. 23
         3.16   Unused Commitment Fee....................................... 23
         3.17   Reimbursement for Out-of-Pocket Costs....................... 23
         3.18   Agent Fee................................................... 23
         3.19   General Provisions as to Payments........................... 23

SECTION 4.      CLOSING..................................................... 25
         4.1    Closing..................................................... 25

SECTION 5.      CLOSING UNDER THIS AGREEMENT;
         PRECONDITIONS...................................................... 25
         5.1    Closing Date................................................ 25
         5.2    Preconditions to First Borrowing............................ 25
         5.3    Conditions to all Borrowings................................ 28

SECTION 6.      REPRESENTATIONS AND WARRANTIES.............................. 28
         6.1    Existence and Power......................................... 28
         6.2    Authorization; No Contravention............................. 29
         6.3    Binding Effect.............................................. 29
         6.4    Financial Information....................................... 29
         6.5    No Litigation............................................... 29
         6.6    Compliance with ERISA....................................... 30
         6.7    Compliance with Laws; Payments of
                Taxes....................................................... 30
         6.8    Subsidiaries................................................ 30
         6.9    Not an Investment Company................................... 31
         6.10   Ownership of Property; Liens................................ 31
         6.11   No Default.................................................. 31
         6.12   Full Disclosure............................................. 31
         6.13   Environmental Matters....................................... 31
         6.14   Capital Stock............................................... 31

         6.15   Margin Stock................................................ 32
         6.16   Insolvency.................................................. 32

SECTION 7.      COVENANTS................................................... 32
         7.1    Information................................................. 32
         7.2    Inspection of Property, Books and
                Records..................................................... 34
         7.3    Financial Covenants......................................... 34
         7.4    Subsidiaries' Cash Dividends................................ 35
         7.5    Borrower's Dividends on Common Stock........................ 35
         7.6    Maintenance of Ownership in
                Acquisitions................................................ 35
         7.7    No Subsidiary Stock Dividends, Stock
                Splits, or Redemptions Without Consent...................... 35
         7.8    Loans or Advances........................................... 35
         7.9    Judgments and Claims........................................ 36
         7.10   Funded Debt................................................. 36
         7.11   No Amendment of Note Purchase
                Agreement................................................... 36
         7.12   Negative Pledge............................................. 36
         7.13   Preparation of Financial Statements......................... 37
         7.14   Maintenance of Existence.................................... 37
         7.15   Dissolution................................................. 37
         7.16   Consolidations, Mergers and Sales of
                Assets...................................................... 37
         7.17   Change in Control........................................... 37
         7.18   Use of Proceeds............................................. 38
         7.19   Compliance with Laws; Payment of Taxes...................... 38
         7.20   Insurance................................................... 38
         7.21   Change in Fiscal Year....................................... 38
         7.22   Environmental Notices....................................... 38
         7.23   Environmental Matters....................................... 39
         7.24   Environmental Release....................................... 39

SECTION 8.      SECURITY.................................................... 39

SECTION 9.      ACCESS...................................................... 39
         9.1    Access...................................................... 39
         9.2    Examination................................................. 40

SECTION 10.     DEFAULT..................................................... 40
         10.1   Events of Default........................................... 40
         10.2   Remedies.................................................... 42
         10.3   Nonwaiver................................................... 42

SECTION 11.     RIGHT OF SET-OFF............................................ 42
         11.1   Set-off..................................................... 42
         11.2   Sharing of Set-Offs......................................... 43

SECTION 12.     THE AGENT................................................... 43
         12.1   Appointment; Powers and Immunities.......................... 43

         12.2   Reliance by Agent........................................... 44
         12.3   Defaults.................................................... 44
         12.4   Rights of Agent as a Lender................................. 45
         12.5   Indemnification............................................. 45
         12.6   CONSEQUENTIAL DAMAGES....................................... 46
         12.7   Payee of Note Treated as Owner.............................. 46
         12.8   Nonreliance on Agent and Other Lenders...................... 46
         12.9   Failure to Act.............................................. 46
         12.10  Resignation of Agent........................................ 47

SECTION 13.     MISCELLANEOUS............................................... 47
         13.1   Notices..................................................... 47
         13.2   No Waivers.................................................. 47
         13.3   Expenses; Documentary Taxes................................. 48
         13.4   Indemnification............................................. 48
         13.5   Amendments and Waivers...................................... 48
         13.6   Successors and Assigns...................................... 49
         13.7   Confidentiality............................................. 51
         13.8   Representation by Lenders................................... 52
         13.9   Obligations................................................. 52
         13.10  Idaho Law................................................... 52
         13.11  Interpretation.............................................. 52
         13.12  Waiver of Jury Trial; Consent to Jurisdiction............... 52
         13.13  Counterparts................................................ 53
         13.14  Severability................................................ 53
         13.15  Interest.................................................... 53

                                       EXHIBITS

"A"  --  Promissory Notes
"B"  --  Notice of Borrowing
"C"  --  General Pledge & Security Agreement
"D"  --  List of Guarantees
"E"  --  Form of Opinion of Counsel
"F"  --  List of Pending Lawsuits
"G"  --  List of Existing Liens
6.8  --  List of Borrower's Subsidiaries

                     FIRST INTERSTATE BANCSYSTEM OF MONTANA, INC.

                                    LOAN AGREEMENT


         THIS LOAN AGREEMENT dated effective as of October 1, 1996, among FIRST INTERSTATE BANCSYSTEM OF MONTANA, INC., a Montana corporation, the LENDERS listed on the signature pages hereof and FIRST SECURITY BANK, N.A., a national banking association, as AGENT.


                                     WITNESSETH:

         WHEREAS, First Interstate BancSystem of Montana, Inc. desires to obtain up to a Forty-Five Million Dollar ($45,000,000) reducing revolving credit facility from the Lenders; and

         WHEREAS, the reducing revolving credit facility is to be used by First Interstate BancSystem of Montana, Inc. for the following purposes:

               (a) To acquire all of the stock of First Interstate Bank of Montana, N.A. and First Interstate Bank of Wyoming, N.A.;

               (b) To refinance approximately Nine Million Dollars ($9,000,000) in existing term debt;

               (c) To replace an existing Three Million Dollars ($3,000,000) revolving line of credit commitment; and

               (d) To pay the Commitment Fee and all out-of-pocket costs reasonably incurred by Agent incident to or in connection with the making of the reducing revolving credit facility, including, without limitation, reasonable attorney fees and the cost of lien and security interest searches.

         NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth, Lenders are willing and hereby commit to make available the reducing revolving credit facility desired by First Interstate BancSystem of Montana, Inc.

SECTION 1.  BINDING COVENANTS.

         The foregoing are binding covenants of this Loan Agreement, not mere recitals, and represent considerations, promises, conditions and warranties binding upon the parties hereto.

SECTION 2.  DEFINITIONS.

         As used in this Loan Agreement, the following terms shall have the following definitions:

         2.1 "Acquisitions" means collectively First Interstate Bank of Montana, N.A. and First Interstate Bank of Wyoming, N.A.

         2.2 "Adjusted LIBOR Rate" means a rate per annum equal to the quotient obtained by dividing (i) the LIBOR Rate for such LIBOR Interest Period by (ii) one (1) minus the Eurocurrency Reserve Requirement for the applicable LIBOR Interest Period, rounded upward, if necessary, to the nearest one-sixteenth of one percent. The Adjusted LIBOR Rate shall be adjusted on and as of the effective date of any change in the Eurocurrency Reserve Requirement.

         2.3 "Advance" means either a Prime Rate Advance or a LIBOR Advance under this Agreement, and "Advances" means either Prime Rate Advances or LIBOR Advances or both under this Agreement.

         2.4 "Agent" means First Security Bank, N.A., a national banking association organized under the laws of the United States of America, in its capacity as agent for the Lenders hereunder, and its successors and permitted assigns in such capacity.

         2.5   "Aggregate Commitment" means the sum of all of the Commitments.

         2.6 "Agreement" means this Loan Agreement, any subsequent rider to this Loan Agreement, and any extensions, supplements, notes, amendments, or modifications to or in connection with this Loan Agreement.

         2.7   "Applicable Margin" means (a) with respect to LIBOR Advances:

                    (i) If the Borrower's Consolidated Tier One Risk Based Capital Ratio is greater than or equal to 10.0%, 125 basis points; and

                    (ii) If the Borrower's Consolidated Tier One Risk Based Capital Ratio is less than 10.0% but greater than or equal to 8.0%, 150 basis points; and

                    (iii) If the Borrower's Consolidated Tier One Risk Based Capital Ratio is less than 8.0% but greater than or equal to 6.0%, 175 basis points; and

                    (iv) If the Borrower's Consolidated Tier One Risk Based Capital Ratio is less than 6.0%, 200 basis points; and

               (b)  with respect to Prime Rate Advances:

                    (i) If the Borrower's Consolidated Tier One Risk Based Capital Ratio is equal to or greater than 6.0%, 0 basis points; and

                    (ii) If the Borrower's Consolidated Tier One Risk Based Capital Ratio is less than 6.0%, 25 basis points.

The determination of the Applicable Margin from time-to-time shall be made in accordance with Section 3.8 and the calculation of the Borrower's Consolidated Tier One Risk Based Capital Ratio shall be made in accordance with Section 7.3(a)(ii).

         2.8 "Amortization Expense" means for any period in time, the reduction in book value of intangible assets of the Borrower and its Subsidiaries for such period, as determined in accordance with GAAP.

         2.9 "Banking Subsidiary" means a Subsidiary of Borrower engaged in the business of a depository institution, the deposits of which are insured by the Federal Deposit Insurance Corporation.

         2.10 "Bankruptcy Act" means the Bankruptcy Reform Act of 1978, as amended.

         2.11 "Borrower" means First Interstate BancSystem of Montana, Inc., a bank holding company organized and existing under the laws of the state of Montana.

         2.12 "Borrower's Books" means all of Borrower's books and records, including but not limited to minute books; ledgers; records indicating, summarizing, or evidencing Borrower's assets, liabilities, and accounts; all information relating to Borrower's business operations or financial condition; and all computer programs, disc or tape files, printouts, runs, and other computer prepared information and the equipment containing such information.

         2.13  "Borrowing" means a borrowing hereunder consisting of Advances
made to Borrower by the Lenders pursuant to Section 3.   A Borrowing is a "Prime
Rate Borrowing" if such Advances are Prime Rate Advances or a "LIBOR Borrowing" if such Advances are LIBOR Advances.

         2.14 "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in Idaho are authorized by law to close.

         2.15  "Capital" means Tier One Capital plus Tier Two Capital.

         2.16 "Capital Lease" means any lease or other agreement for the use of property which is required to be capitalized on a balance sheet of the lessee or other user of property in accordance with GAAP.

         2.17 "Capital Stock" means any nonredeemable capital stock of the Borrower or any of Borrower's Subsidiaries, whether common or preferred.

         2.18 "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

         2.19 "Closing Date" means October 1, 1996, or such other date as may be mutually agreed to by each Lender and Borrower.

         2.20 "Code" means the Internal Revenue Code of 1986, as amended, or any successor federal tax code.

         2.21 "Collateral" means the property in which a security interest is granted or is to be granted to the Agent for the benefit of the Lenders pursuant to this Agreement.

         2.22 "Commitment" means, with respect to each Lender, the amount set forth opposite the name of such Lender on the signature pages hereof, as such amount may be proratably reduced based upon each Lender's share of the Aggregate Commitment from time to time pursuant to Section 3.

         2.23  "Commitment Fee" has the meaning specified in Section 3.

         2.24 "Consolidated" means, when used with reference to Funded Debt, Interest Expense, Depreciation Expense and Amortization Expense, as the case may be, Funded Debt, Interest Expense and Depreciation Expense and Amortization Expense of the Borrower and its Subsidiaries, determined on a consolidated basis, after eliminating all offsetting debits and credits between the Borrower and its Subsidiaries and other items to be eliminated in accordance with GAAP.

         2.25 "Consolidated Assets" means, as of the date of determination thereof, the aggregate of all assets of the Borrower and its Subsidiaries in accordance with GAAP.

         2.26 "Credit Facility" means at any time Borrower's credit facility pursuant to Section 3 hereof.

         2.27 "Current Maturities of Funded Debt" means any principal portion of Funded Debt due within one (1) year, as accounted for in accordance with GAAP.

         2.28 "Default" means any Event of Default or the occurrence and continuance of an event which, with the giving of notice or the passage of time, or both, if required, would constitute any Event of Default.

         2.29 "Default Rate" means with respect to any Advance, on any day, the Prime Rate plus 2.0%.

         2.30 "Depreciation Expense" means for any period the decline in value of fixed assets, allocating purchase cost of the asset over its useful economic life for such period, as determined in accordance with GAAP.

         2.31  "DOL" means the United States Department of Labor.

         2.32 "Dollars" or "$" means dollars in lawful currency of the United States of America.

         2.33 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute.

         2.34 "ERISA Affiliate" means any Person which would be deemed to be under "common control" with the Borrower within the meaning of
Section 4001(b)(1) of ERISA.

         2.35 "Eurocurrency Reserve Requirement" means, for any LIBOR Advance for any LIBOR Interest Period thereof, the daily average of the stated maximum rate (expressed as a decimal) at which reserves (including any marginal, supplemental, or emergency reserves) are required to be maintained during such LIBOR Interest Period under Regulation D by Lenders against "Eurocurrency Liabilities" (as such term is used in Regulation D). Without limiting the effect of the foregoing, the Eurocurrency Reserve Requirement shall reflect any other reserves required to be maintained by Lenders against (1) any category of liabilities that includes deposits by reference to which the Adjusted LIBOR Rate for LIBOR Advances is to be determined; or (2) any category of extension of credit or other assets that include LIBOR Advances.

         2.36 "Event of Default" means the occurrence of any one of the events set forth in Section 10 of this Agreement.

         2.37 "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         2.38  "FASB" means the Financial Accounting Standards Board.

         2.39 "First Borrowing" means the occurrence of the initial borrowing of funds by the Borrower as set forth in Section 5.2 of this Agreement.

         2.40 "Fiscal Year" means that twelve (12) month period beginning on January 1 of any year and ending on December 31 of such year.

         2.41 "Funded Debt" means any and all indebtedness for money borrowed with respect to any Person including Capitalized Leases, Subordinated Debt and money borrowed evidenced by a promissory note, debentures or like written obligation to pay.

         2.42 "GAAP" means the generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board that are applicable to the circumstances as of the date of determination consistently applied.

         2.43 "Governmental Authority" means any federal, state, county, municipal, regional or other governmental entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

         2.44 "Interest Expense" means, with respect to any indebtedness of any Person, for any period, the aggregate amount (determined in accordance with GAAP) of cash interest paid or accrued during such period by such Person in respect of all such indebtedness of any Person and including the interest component of all Capital Lease rents, provided that (a) there shall be added to Interest Expense any fees or commissions or net losses amortized during such period under Interest Rate Protection Agreements and any fees or commissions payable in connection with any letters of credit during such period and (b) there shall be subtracted from Interest Expense any net gains under Interest Rate Protection Agreements during such period.

         2.45 "Interest Rate Protection Agreements" means any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party's assets, liabilities or exchange transactions, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or dollar protection agreements, forward rate currency or interest rate options, puts and warranties.

         2.46  "IRS" means the United States Internal Revenue Service.

         2.47 "Lender" means each Lender listed on the signature pages hereof as having a Commitment, and its successors and assigns, and "Lenders" mean all such Lenders.

         2.48 "Lending Office" shall mean with respect to any Lender any office or offices of such Lender or affiliate or affiliates of such Lender through which such Lender shall fund or shall have funded any portion of the Commitment.

         2.49 "LIBOR Business Day" means any Business Day on which dealings in dollar deposits are carried out in the London interbank market.

         2.50 "LIBOR Advance" means any advance under this Agreement bearing interest at a rate based upon the Adjusted LIBOR Rate.

         2.51  "LIBOR Interest Period" means, with respect to any LIBOR
Advance, the period commencing on the date such Advance is made and ending, as the Borrower may select, pursuant to this Agreement, on the numerically corresponding day in the first, second, third, sixth or twelfth, calendar month thereafter, except that each such LIBOR Interest Period that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month; provided that if a LIBOR Interest Period would end on a day that is not a Business Day, such LIBOR Interest Period shall be extended to the next Business Day unless such Business Day would fall in the next calendar month, in which event such LIBOR Interest Period shall end on the immediately preceding Business Day. No LIBOR Interest Period may be elected which would extend past the Termination Date.

         2.52 "LIBOR Rate" means for any LIBOR Interest Period for a LIBOR Advance the rate per annum quoted at approximately 11:00 a.m. London time by Reuters 2 Business Days prior to the first day of such LIBOR Interest Period for the offering to leading banks in the London interbank market of dollar deposits for a period and an amount comparable to the LIBOR Interest Period and principal amount of the LIBOR Advance that shall be made by the Lender and outstanding during the LIBOR Interest

Period. The LIBOR Rate determined by Agent with respect to a particular LIBOR Advance shall be fixed at such rate for the duration of the associated LIBOR Interest Period. No election of a LIBOR Advance shall be effective if, prior to the commencement of the LIBOR Interest Period, the Agent determines that by reason of circumstances affecting the interbank market generally, adequate and reasonable methods do not exist for ascertaining the interest rate applicable to such deposits for the proposed LIBOR Interest Period.

         2.53 "Lien" means with respect to any asset, any mortgage, deed to secure debt, deed of trust, lien, pledge, charge, security interest, security title, preferential arrangement, which has the practical effect of constituting a security interest or encumbrance, or encumbrance or servitude of any kind in respect of such asset to secure or assure payment of a debt or a guarantee, whether by consensual agreement or by operation of statute or other law, or any agreement, contingent or otherwise, to provide any of the foregoing. For the purposes of this Agreement, the Borrower or any Banking Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.

         2.54 "Loan Documents" means this Agreement, the Notes, any other document evidencing, relating to or securing the Advances including, without limitation, the Pledge Agreement, and any other document or instrument delivered from time to time in connection with this Agreement, the Notes, or the Advances, as such documents and instruments may be amended or modified from time to time.

         2.55 "Majority Lenders" means at any time Lenders having at least 66-2/3% of the Aggregate Commitment or, if the Commitments are no longer in effect, Lenders holding at least 66-2/3% of the aggregate outstanding principal amount (or net discounted proceeds, as applicable) of the Notes.

         2.56 "Margin Stock" means "margin stock" as defined in Regulations G, T, U or X.

         2.57 "Material Adverse Effect" means, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, a material adverse change in, or a material adverse effect upon, any of (a) the current or future financial condition, operations, business, or properties of the

Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower to perform its obligations under the Loan Documents or (c) the legality, validity or enforceability (including the rights and remedies of the Agent and the Lenders) of any Loan Document.

         2.58 "Multiemployer Plan" means a Plan described in Section 4001(a)(3) of ERISA.

         2.59 "Net Income" means, as applied to any Person for any period, the aggregate amounts of net income of such Person, after taxes, for such period, as determined in accordance with GAAP.

         2.60 "Net Worth" means, as applied to any Person as of the date of any determination thereof, (i) the assets of such Person, less (ii) all outstanding liabilities and deferred credits of such Person calculated in accordance with GAAP.

         2.61 "Nonaccruing Loans" means loans on which interest is not being accrued for income statement purposes.

         2.62 "Non-Performing Loans" means Nonaccruing Loans plus Renegotiated Loans plus OREO plus loans 90 days past the payment due date.

         2.63 "Notes" means collectively the Promissory Notes of the Borrower in the form of EXHIBIT "A" hereto and "Note" shall mean any individual Promissory Note of the Borrower given to any of the Lenders hereunder.

         2.64 "Notice of Borrowing" means a notice delivered by Borrower to Agent pursuant to Section 3.2 substantially in the form of EXHIBIT "B".

         2.65 "Obligations" means the obligation of Borrower to repay the Advances under the Aggregate Commitment made herein, as evidenced by the Notes, together with all other obligations and liabilities owed to any Lender by Borrower or its Banking Subsidiaries, whether now or hereafter incurred, excluding Federal Funds Lines and Repurchase Agreements, including, without limitation, the Agent's, if any, and each Lender's reasonable attorney fees and costs of suit in the event of Default under this Agreement, or under the Loan Documents or under any other document or instrument given to any Lender by the Borrower or its Banking Subsidiaries and any advance (whether optional by any Lender or otherwise), which any Lender may make for or on behalf of the Borrower or in connection with this Agreement.

         2.66  "OREO" means real estate owned and foreclosed assets.

         2.67 "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

         2.68 "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

         2.69 "Plan" means any employee welfare benefit plan or employee pension benefit plan or any plan that is both an employee welfare benefit plan and an employee pension benefit plan, as defined in Section 3 of ERISA that the Borrower or any ERISA Affiliate maintains or is obligated to contribute to for the benefit of employees or former employees of the Borrower or any ERISA Affiliate.

         2.70 "Pledge Agreement" means the General Security and Pledge Agreement in the form attached as EXHIBIT "C" granting to the Lenders a security interest in the Collateral.

         2.71 "Prime Rate" means First Security Bank, N.A.'s publicly announced in Boise, Idaho prime rate of interest used as a reference point from which the cost of credit to customers of the First Security Bank, N.A. may be calculated, and is subject to change from time to time. First Security Bank, N.A. may make loans bearing interest above, at or below its prime rate.

         2.72 "Prime Rate Advance" means any advance hereunder bearing interest at a rate based upon the Prime Rate.

         2.73 "Principals and Related Parties" means the following individuals, any trusts for their benefit, and their executors or heirs and any limited partnerships fully owned by any of the following: James R. Scott; Homer Scott, Jr.; Dan S. Scott; Thomas W. Scott; Susan Scott Heyneman; John M. Heyneman; Thomas Scott Heyneman; James R. Heyneman; Charles Matthew Heyneman; Alexander Paul Heyneman; Randall Isham Scott; Ronald Noel Scott; Riki Rae Scott Davidson; Risa Kae Scott; Rae Ann Scott; Sarah E. Scott Suzor; Samuel Moise Suzor; Jonathan R. Scott; Julie Anne Scott; Jeanne I. Scott; Susan Elizabeth Scott; James Marshall Scott; Homer Rollins Scott; Sandra Arlene Scott; Janet E. Scott; James R. Scott, Jr.; Courtney L. Scott; Dana A. Scott; and Joan Scott.

         2.74 "Properties" means all real property owned, leased or otherwise used or acquired by either Borrower or any Subsidiary, wherever located.

         2.75 "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time, together with all official rulings and interpretations issued thereunder.

         2.76 "Regulation G" means Regulation G of the Board of Governors of the Federal Reserve System, as in effect from time to time, together with all official rulings and interpretations issued thereunder.

         2.77 "Regulation T" means Regulation T of the Board of Governors of the Federal Reserve System, as in effect from time to time, together with all official rulings and interpretations issued thereunder.

         2.78 "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time, together with all official rulings and interpretations issued thereunder.

         2.79 "Regulation X" means Regulation X of the Board of Governors of the Federal Reserve System, as in effect from time to time, together with all official rulings and interpretations issued thereunder.

         2.80 "Renegotiated Loans" means loans where modifications of the terms of the loans have been made, making the terms of the loans more favorable than might be otherwise offered the debtor.

         2.81 "Reportable Event" means any of the events set forth in Section 4043 of ERISA, other than an event for which notice or penalty for noncompliance has been waived by regulation or otherwise.

         2.82 "Responsible Officer" means, at any particular time, the President, any Senior Vice-President, any Executive Vice-President, any Vice-President, the Treasurer or the Chief Financial Officer of the Borrower or any of its Subsidiaries.

         2.83 "Risk Weighted Assets" or "Risk Adjusted Assets" shall have the meaning set forth on the date hereof under applicable regulations of any regulatory agency having authority on the date hereof as such regulations are applicable to the Borrower, or if such regulations are amended hereafter to define Risk Weighted Assets or Risk Adjusted Assets more restrictively, as set forth in such later definition; provided, that if such regulations are amended hereafter to define Risk Weighted Assets or Risk Adjusted Assets less restrictively than the regulations existing on the Closing Date, then the meaning of Risk Weighted

Assets or Risk Adjusted Assets shall not be changed to reflect such later modification.

         2.84 "Subordinated Debt" means, on any date, all indebtedness of the Borrower, as reflected on its financial statements, which it now or hereafter owes or may owe to any creditor which is specifically and completely subordinated in a manner satisfactory to Lenders, to the repayment of the Obligations.

         2.85 "Subsidiary" or "Subsidiaries" means any corporation, partnerships or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by Borrower.

         2.86 "Tangible Net Worth" means Net Worth less goodwill and other intangible assets.

         2.87 "Tangible Primary Assets" means the sum of consolidated assets and reserve for loan losses less goodwill or other intangible assets.

         2.88 "Tangible Primary Capital" means the sum of common equity, reserve for loan losses and perpetual preferred stock, less goodwill and other intangible assets.

         2.89  "Termination Date" means the earlier to occur of (i) December
31, 2003, or (ii) the occurrence of an Event of Default as defined in Section
10.1 hereof, or (iii) the date the Commitments shall be reduced to zero, or (iv) such later date agreed to by all Lenders or, if in any case such day is not a Business Day, the next succeeding Business Day.

         2.90 "Tier One Capital" shall have the meaning set forth on the date hereof under applicable regulations of any regulatory agency having authority on the date hereof as such regulations are applicable to the Borrower, or if such regulations are amended hereafter to define Tier One Capital more restrictively, as set forth in such later definition; provided, that if such regulations are amended hereafter to define Tier One Capital less restrictively than the regulations existing on the Closing Date, then the meaning of Tier One Capital shall not be changed to reflect such later modification.

         2.91 "Tier Two Capital" shall have the meaning set forth on the date hereof under applicable regulations of any regulatory agency having authority on the date hereof as such regulations are applicable to the Borrower, or if such regulations are amended hereafter to define Tier Two Capital more restrictively, as set forth in such later definition; PROVIDED, that if such regulations are amended hereafter to define Tier Two Capital less restrictively than the regulations existing on the Closing Date, then the meaning of Tier Two Capital shall not be changed to reflect such later modification.

         2.92 "Unused Commitment" means at any date, with respect to any Lender, an amount equal to its Commitment less the aggregate outstanding principal amount of its Advances hereunder.

         2.93 Other Definitional Provisions. All terms defined in this Agreement shall have the defined meanings when used herein and in the Loan Documents or in any other document made or delivered pursuant hereto. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified. Except as otherwise specifically provided in this Agreement, the use of any term shall be equally applicable to any gender, "or" shall not be exclusive, and "including" shall not be limiting.

SECTION 3.     CREDIT FACILITY.

         3.1 COMMITMENTS TO LEND. Subject to the terms and conditions herein, each Lender severally agrees to make Advances to the Borrower from time to time before the Termination Date; provided that, (i) immediately after each such Advance, the aggregate principal amount of Advances by such Lender shall not exceed the amount of its Commitment, and (ii) at no time shall the aggregate outstanding principal amount of all Advances to Borrower exceed the Aggregate Commitment. All Advances to Borrower shall be considered in determining whether the Aggregate Commitment has been exceeded in calculating the amount available for Borrowing by Borrower hereunder and in determining the amount of any mandatory payments required by Section 3.7(b), and for calculation of fees pursuant to Section 3.19. Each Prime Rate Borrowing under this Section 3.1 shall be in an aggregate principal amount of Two Hundred Fifty Thousand Dollars ($250,000) or more and each LIBOR Rate Borrowing under this Section 3.1 shall be in an aggregate principal amount of One Million Dollars ($1,000,000) or more (except that any such Borrowing may be in the aggregate amount of the Unused Commitment). Each Advance by a Lender shall not exceed such Lender's prorata share of the requested Advance and the Aggregate Commitment. Within the foregoing limits, the Borrower may borrow under this Section 3.1, repay or, to the extent permitted by Section 3.7(c), prepay Advances and reborrow under this Section up to the then-remaining Unused Commitment at any time before the Termination Date.

         3.2 MANDATORY REDUCTION OF AGGREGATE COMMITMENT. The Aggregate Commitment shall be reduced semiannually by Two Million Dollars ($2,000,000) beginning on June 30, 1997, and on December 31, 1997, and continuing on June 30th and December 31st of each and every year thereafter until the Termination Date.

         3.3 OPTIONAL TERMINATION OR REDUCTION OF AGGREGATE COMMITMENT. The Borrower may, upon at least 10 Business Days' notice to the Agent (which notice the Agent shall promptly forward to the Lenders), terminate at any time, or proportionately reduce the Aggregate Commitment over and above the mandatory reductions required in Section 3.2 from time to time by an aggregate amount of at least One Million Dollars ($1,000,000), or multiple thereof. Any such termination or reduction in the Aggregate Commitment shall be a permanent termination and/or reduction. If the Aggregate Commitment is terminated in its entirety, all accrued fees (as provided herein) shall be due and payable on the Termination Date.

         3.4 METHOD OF BORROWING. (a) The Borrower with respect to all Advances shall give the Agent a Notice of Borrowing, at least 1 Business Day prior to each Prime Rate Borrowing, and at least 3 LIBOR Business Days prior to each LIBOR Borrowing (all notices being effective on the day delivered so long as the Agent shall have received the required notice prior to 10:00 A.M. (Boise, Idaho time). Each Notice of Borrowing shall specify:

                    (i) the date of such Borrowing, which shall be a Business Day in the case of a Prime Rate Borrowing or a LIBOR Business Day in the case of a LIBOR Borrowing,

                    (ii) the aggregate amount of such Borrowing,

                    (iii) which portion of such Borrowing, is to be a Prime Rate Advance and which portion is to be a LIBOR Advance, and

                    (iv) in the case of a LIBOR Borrowing, the duration of the LIBOR Interest Period applicable thereto, subject to the provisions of the definition of LIBOR Interest Period.

               (b) Upon timely receipt of a Notice of Borrowing, the Agent shall on the same date of its receipt of the required Notice of Borrowing notify each Lender of the contents thereof and of such Lender's ratable share of such Borrowing and such Notice of Borrowing shall not thereafter be revocable by the Borrower.

               (c) Not later than 12:00 P.M. (local time of the Agent) on the date of each Borrowing each Lender shall (except as provided in paragraph (d) of this Section) make available its ratable share of such Borrowing, in Federal or other funds immediately available to the Agent at the location designated by the Agent. Unless the Agent has been notified by a Lender that the conditions precedent to any Borrowing have not been satisfied or that an Event of Default has occurred, the Agent will make the funds so received from the Lenders available to the Borrower. Unless the Agent receives notice from a Lender, no later than 12:00 P.M. (local time of the Agent) on the date of any such Borrowing stating that such Lender will not make an Advance in connection with the Borrower's request, the Agent shall be entitled to assume that such Lender will make the requested Advance and, in reliance on such assumption, the Agent may (but shall not be obligated to) make available such Lender's ratable share of such requested Advance to the Borrower for the account of such Lender. If the Agent makes such Lender's ratable share available to the Borrower and such Lender does not in fact make its ratable share of such requested Advance available to Agent on such date, the Agent shall be entitled to recover such Lender's ratable share from such Lender or the Borrower (and for such purpose shall be entitled to charge such amount to any account of the Borrower maintained with the Agent), together with interest thereon for each day during the period from the date of such Borrowing until such sum shall be paid in full.

               (d) If any Lender makes a new Advance hereunder on a day on which the Borrower is to repay all or any part of an outstanding Advance from such Lender, such Lender shall apply the proceeds of its new Advance to make such repayment and only an amount equal to the difference (if any) between the amount being borrowed and the amount being repaid shall be made available by such Lender to the Agent.

               (e) Notwithstanding anything to the contrary contained in this Agreement, no Prime Rate Advance or LIBOR Advance may be made if there shall have occurred a Default or an Event of Default, which Default or Event of Default shall not have been cured or waived.

               (f) In the event any Notice of Borrowing fails to specify whether the requested Advances are to be Prime Rate Advances or LIBOR Advances, such Advances shall be made as Prime Rate Advances. If the Borrower is otherwise entitled under this Agreement to repay any Advances maturing at the end of a LIBOR Interest Period applicable thereto with the proceeds of a new Advance, and Borrower fails to repay such Advances using its own moneys and fails to give a Notice of Borrowing in connection with such new Borrowing or if a Default or Event of Default shall have occurred and shall not have been cured or waived, a new Borrowing shall be deemed to be made on the date such Advances mature in an amount equal to the principal amount of the Advances so maturing, and the new Borrowing shall be Prime Rate Advances, PROVIDED, HOWEVER, that no such deemed Advance pursuant to the above clause shall constitute a cure or waiver of any Default or Event of Default then in existence (including without limitation the Default arising from the failure to repay the maturing Advance at the end of the Interest Period) or a limitation of or restriction on the right of the Agent, at the direction of the Lenders, to accelerate the obligations of the Borrower hereunder and impose any rights and remedies contained in Section 10.

               (g) Notwithstanding anything to the contrary contained herein, there shall not be more than 6 LIBOR Advances per Lender at any given time.

         3.5 LIBOR ADVANCES EXTENSIONS AND CONVERSIONS. So long as no Event of Default has occurred and subject to the terms and conditions hereof, the Borrower may extend a LIBOR Advance beyond its current LIBOR Interest Period by providing Agent written notice of the requested extensions and of the duration of the next period which notice Agent shall promptly notify each Lender of the contents thereof. Such notice shall be given not later than 10:00 a.m., Boise, Idaho time, at least 3 Business Days prior to the end of the applicable LIBOR Interest Period. Subject to the terms and conditions hereof, the Borrower shall also have the option at any time to convert a LIBOR Advance into a Prime Rate Advance or a Prime Rate Advance into a LIBOR Advance as applicable; provided, however, that a LIBOR Rate Advance may be converted only on the last day of the applicable LIBOR Interest Period. The Borrower shall notify the Agent in writing of each proposed conversion, the proposed conversion date (which shall be a Business Day), and, in the case of a proposed conversion into a LIBOR Advance, the duration of the LIBOR Interest Period thereof. Upon receipt of such notice, Agent shall promptly notify each Lender of the contents thereof.
In the case of a proposed extension of or conversion into a LIBOR Advance, such notice shall be at least 3 Business Days prior to the proposed conversion date, and if such notice is not forthcoming, the Advance shall automatically convert to or remain a Prime Rate Advance. Unless Agent receives notice of a proposed extension or conversion as and when required hereunder, then at the end of a LIBOR Interest Period for a LIBOR Advance, such LIBOR Advance shall automatically convert to a Prime Rate Advance; provided, in no event shall Borrower convert any or all of the Credit Facility into a LIBOR Advance with a LIBOR Interest Period that ends after the Termination Date.

         3.6 NOTES. (a) The Advances of each Lender shall be evidenced by a single Note payable to the order of such Lender in an amount equal to the original principal amount of such Lender's Commitment.

               (b) Upon receipt of each Lender's Note pursuant to Section 5.2, the Agent shall deliver such Note to such Lender. Each Lender shall record, and prior to any transfer of its Note, if permitted, shall endorse on the schedules forming a part of its Note, appropriate notations to evidence, the date, amount and maturity of, and effective interest rate for, each Advance made by it, the date and amount of each payment of principal made by the Borrower with respect thereto, and such schedules of each such Lender's Note shall constitute rebuttable presumptive evidence of the respective principal amounts owing and unpaid on such Lender's Note; provided that the failure of any Lender to make any such recordation or endorsement shall not affect the obligation of the Borrower hereunder or under the Note or the ability of any Lender to assign its
Note in accordance with the provisions of this Agreement. Each Lender is hereby irrevocably authorized by the Borrower to enforce its Note and to attach to and make a part of the Note a continuation of any such schedule as and when required.

         3.7   MATURITY AND PRINCIPAL PAYMENTS OF ADVANCES.  (a) Subject to
Section 3.7(d), each LIBOR Advance shall mature on the last day of the LIBOR Interest Period applicable to such LIBOR Borrowing.

               (b) On each date on which the Commitments are reduced pursuant to Section 3.2 or Section 3.3, the Borrower shall repay such principal amount of the outstanding Advances, as may be necessary so that after such payment the aggregate unpaid principal amount of the Advances does not exceed the amount of the Aggregate Commitment as then reduced.

               (c) (i) The Borrower may, without penalty, upon at least 1 Business Day's notice to the Agent, pay any Prime Rate Advance in whole or in part at any time, in minimum amounts of Two Hundred Fifty Thousand Dollars ($250,000) which shall be applied to principal. Each such optional payment shall be applied to pay ratably the principal portion of the Prime Rate Advances of the Lenders then outstanding.

                    (ii) Except as provided in Section 3.10 (but subject in any event to Section 3.13), the Borrower may not, without the prior written consent of the Lenders, pay all or any portion of the principal amount of any LIBOR Advance prior to the end of the relevant LIBOR Interest Period applicable to such Advance.

                    (iii) Upon receipt of a notice of payment pursuant to this
         Section 3.7, the Agent shall promptly
         notify each Lender of the contents thereof and of such Lender's ratable share of such payment and such notice shall not thereafter be revocable by the Borrower.

               (d) In addition to the foregoing, the outstanding principal amount of the Prime Rate Advances and the LIBOR Advances, together with all accrued but unpaid interest thereon, if any, shall be due and payable, unless accelerated as provided for herein, on the Termination Date.

         3.8 INTEREST RATES. (a) Each Prime Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from the date such Advance is made until it becomes due, at a rate per annum equal to the then applicable Prime Rate for such day plus the Applicable Margin. Interest accrued on each Prime Rate Advance shall be due and payable quarterly in arrears on the tenth (10th) calendar day of the month following the end of a calendar quarter in an amount equal to the interest accrued as of the last day of the immediately preceding calendar quarter beginning on the end of the first calendar quarter following the Closing Date and continuing thereafter until the Termination Date.

               (b) Each LIBOR Advance shall bear interest on the outstanding principal amount thereof, for the LIBOR Interest Period applicable thereto, at a rate per annum equal to the sum of the Applicable Margin plus the Adjusted LIBOR Rate for such LIBOR Interest Period. Interest accrued on each LIBOR Advance that is for a LIBOR Interest Period of three (3) months or less shall be due and payable on the last day of the LIBOR Interest Period. Interest accrued on each LIBOR Advance that is for LIBOR Interest Period in excess of three (3) months shall be due and payable every three (3) months after the date the LIBOR Advance is made and on the last day of the LIBOR Interest Period.

               (c) Interest on Prime Rate Advances shall be computed on the basis of a year of 365/366 days and paid for the actual number of days elapsed (including the first but excluding the last day). Interest on LIBOR Advances shall be computed on the basis of the actual number of days in the calendar year of calculation divided by 360 days and paid for the actual number of days elapsed, calculated as to each applicable LIBOR Interest Period from and including the first day thereof to but excluding the last day thereof.

               (d) After the date any principal of any Advance is due and payable (whether on the maturity date, upon acceleration, or otherwise), or after any other monetary obligation of the Borrower to the Agent or the Lenders shall have become due and payable and is not then paid, the Borrower shall pay, but only to the extent permitted by law, interest equal to the Default Rate.

         3.9 DETERMINATION OF APPLICABLE MARGIN. In determining the Applicable Margin on a quarterly basis, the Borrower and the Lenders shall refer to the Borrower's most recent consolidated financial statements for the quarter delivered to the Lenders; PROVIDED THAT, any necessary changes in the Applicable Margin shall not be effective until the first day of the next succeeding calendar quarter. All determinations hereunder shall be made by the Agent. Notwithstanding anything to the contrary stated above in this Section 3.9, the Applicable Margin from the Closing Date through March 31, 1997 will be with respect to LIBOR Advances 175 basis points and with respect to Prime Rate Advances 0 basis points.

         3.10 ILLEGALITY. If, after the date hereof, the adoption of any applicable law, rule, regulation, statute, treaty, judgment or decree, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof (any such agency being referred to as an "Authority" and any such event being referred to as a "Change of Law"), or compliance by any Lender (or its applicable Lending Office) with any request or directive, rule, consent, approval, authorization, guideline, order or policy (whether or not having the force of law) of any Authority shall make it unlawful or impossible for any Lender (or its applicable Lending Office) to make, maintain or fund its LIBOR Advances and such Lender shall so notify the Agent, the Agent shall forthwith give notice thereof to the other Lenders and the Borrower, whereupon until such Lender notifies the Borrower and the Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender (but no other Lender unless such other Lender shall have notified the Agent of similar circumstances) to make LIBOR Advances shall be suspended. Before giving any notice to the Agent pursuant to this Section, such Lender shall designate a different Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender. If such Lender shall determine that it may not lawfully continue (i) to make any LIBOR Advances or (ii) to maintain and fund any of its outstanding LIBOR Advances to maturity and shall so specify in each such notice, in the case of clause (i), such Lender nevertheless shall be obligated to make Prime Rate Advances, and in the case of clause (ii), the Borrower shall immediately prepay in full the then outstanding principal amount of each LIBOR Advance of such Lender, together with accrued interest thereon. Concurrently with prepaying each such LIBOR Advance, the Borrower shall borrow a Prime Rate Advance in an equal principal amount from such

Lender (on which interest and principal shall be payable contemporaneously with the related LIBOR Advances of the other Lenders), and such Lender shall make such a Prime Rate Advance.

         3.11 INCREASED COST AND REDUCED RETURN. (a) If after the date hereof, a change of law or compliance by any Lender (or its applicable Lending Office) with any request, directive, rule, consent, approval, authorization, guideline, order or policy (whether or not having the force of law) of any
Authority:

               (i) shall subject any Lender (or its applicable Lending Office) to any tax, duty or other charge with respect to its Advances, Notes, or its obligation to make Advances, or shall change the basis of taxation of payments to any Lender (or its applicable Lending Office) of the principal of or interest on its Advances, or any other amounts due under this Agreement in respect of its Advances, (except for changes in the rate of tax on the overall net income of such Lender or its Lending Office imposed by the jurisdiction in which such Lender's principal executive office or Lending Office is located); or

               (ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any LIBOR Advance any such requirement included in an applicable Adjusted LIBOR Rate) against assets of, deposits with or for the account of, or credit extended by, any Lender (or its applicable Lending Office); or

               (iii) shall impose on any Lender (or its applicable Lending Office) or on the London Interbank or other applicable market any other condition affecting its Advances, Notes, or its obligation to make Advances;

and the result of any of the foregoing is to increase the cost to such Lender (or its applicable Lending Office) of making or maintaining any Advance or to reduce the amount of any sum received or receivable by such Lender (or its applicable Lending Office) under this Agreement or under its Notes in connection with LIBOR Advances, by an amount deemed by such Lender to be material, then, within 15 days after demand by such Lender (with a copy to the Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction.

         (b) If any Lender shall have determined that after the date hereof the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof, or compliance by any Lender (or its applicable Lending Office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any Authority, has or would have the effect of reducing the rate of return on such Lender's capital as a consequence of its obligations hereunder to a level below that which such Lender could have achieved but for such adoption, change or compliance (taking into consideration such Lender's policies with respect to capital adequacy) and assuming that the capital of such Lender was fully utilized prior to such adoption, change or compliance by an amount deemed by such Lender to be material, then from time to time, within 15 days after demand by such Lender, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction.

         (c) Each Lender will promptly notify the Borrower and the Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section 3.11 and will designate a different Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate of any Lender claiming compensation under this Section 3.11 and setting forth in reasonable detail the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods. Each Lender will notify the Borrower of any change that will entitle the Lender to compensation pursuant to this Section 3.11 as promptly as practicable, but in any event within 45 days after the Lender obtains knowledge of such a change; PROVIDED, HOWEVER that if the Lender fails to give such notice within 45 days after it obtains knowledge of such an event, the Lender shall, with respect to compensation payable pursuant to this Section 3.11 of any costs resulting from such event, only be entitled to payment under this Section 3.11 for costs incurred from and after the date 45 days prior to the date that the Lender does give notice.

         (d) Subject to the provisions of Section 13.6(e), the provisions of this Section 3.11 shall be applicable with respect to any Participant, Assignee or other Transferee, and any calculations required by such provisions shall be made based upon the circumstances of such Participant, Assignee or other Transferee.

         3.12 PRIME RATE ADVANCES SUBSTITUTED FOR LIBOR ADVANCES. If (i) the obligation of any Lender to make or maintain LIBOR Advances has been suspended pursuant to Section 3.10 or (ii) any Lender has demanded compensation under
Section 3.11, and the Borrower shall, by at least 5 LIBOR Business Days' prior notice to such Lender through the Agent, have elected that the provisions of this Section shall apply to such Lender, then, unless and until such Lender notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer apply:

               (a) all Advances which would otherwise be made by such Lender as LIBOR Advances shall be made instead as Prime Rate Advances (in all cases interest and principal on such Advances shall be payable contemporaneously with the related LIBOR Advances of the other Lenders), and

               (b) after each of its LIBOR Advances has been repaid, all payments of principal which would otherwise be applied to repay such LIBOR Advances shall be applied to repay its Prime Rate Advances instead.

         3.13 COMPENSATION. (a) Upon the request of any Lender along with a certificate of the Lender setting forth the basis for determining such loss, cost or expense, delivered to the Borrower and the Agent, the Borrower shall pay to such Lender such amount or amounts as shall compensate such Lender for any loss, cost or expense incurred by such Lender as a result of:

               (i) any payment of any LIBOR Advance on a date other than the last day of an LIBOR Interest Period for such LIBOR Advance;

               (ii) any failure by the Borrower to prepay a LIBOR Advance on the date for such prepayment specified in the relevant notice of prepayment hereunder; or

               (iii) any failure by the Borrower to borrow a LIBOR Advance on the date for the LIBOR Advance as specified in the applicable Notice of Borrowing delivered pursuant to Section 3.2.

         3.14 LIBOR INDEMNIFICATION. Borrower hereby agrees to indemnify and hold each Lender free and harmless from any loss or expense (including without limitation any loss or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by any Lender to fund or maintain any LIBOR Advance which any Lender may incur as a result of (i) the Borrower's failure to make a borrowing, conversion, or extension with respect to a LIBOR Advance after making a request therefor; (ii) a prepayment (whether optional or mandatory) of a LIBOR

Advance prior to the expiration of a related LIBOR Interest Period; (iii) the conversion of a LIBOR Advance as a result of any of the events indicated in
Section 3.10 hereof; and (iv) any demand, made in accordance with the terms of the Loan Documents, for payment of a LIBOR Advance by Lenders prior to the expiration of the related LIBOR Interest Period).

         3.15 COMMITMENT FEE. FOR AND IN CONSIDERATION of the Lender's Commitments to establish the Credit Facility set forth herein, Borrower agrees to pay to Agent, for the account of each Lender, on the Closing Date a non-refundable Commitment Fee of twenty (20) basis points of each Lender's prorata share of the Aggregate Commitment.

         3.16 UNUSED COMMITMENT FEE. Borrower agrees to pay to the Agent, for the account of each Lender, an Unused Commitment Fee equal to fifteen (15) basis points of each Lender's Unused Commitment annualized on the basis of a 360 day year and actual days elapsed on the daily unused portions of the Aggregate Commitment for each day from the Closing Date until the Termination Date or until this Agreement is sooner terminated. Said Unused Commitment Fee is payable on the tenth Business Day following the end of each calendar year quarter in arrears beginning with the calendar quarter ending on December 31, 1996 or on the Termination Date.

         3.17 REIMBURSEMENT FOR OUT-OF-POCKET COSTS. In addition to the Commitment Fee described in Section 3.15 above, Borrower agrees to reimburse Agent for all out-of-pocket fees, costs and expenses reasonably incurred and paid by Agent incident to or in connection with the preparation of this Agreement and the documents and instruments attached hereto or referred to herein in anticipation of, and in effecting closing hereunder, including, without limitation, Agent's reasonable attorney fees, and the cost of lien and security interest searches and filing fees. Borrower hereby agrees that it will reimburse Agent for all such out-of-pocket fees, costs and expenses whether or not closing takes place. In the event closing takes place, all such fees, costs and expenses shall be paid at closing. If closing does not take place, such fees, costs and expenses shall be reimbursed to Agent within 10 days of Borrower's receipt of billing from Agent for such fees, costs and expenses.

         3.18 AGENT FEE. Borrower agrees to pay to Agent, for the account and sole benefit of the Agent, such fees and other amounts at such times as agreed to by Agent and Borrower.

         3.19 GENERAL PROVISIONS AS TO PAYMENTS. (a) The Borrower shall make each payment of principal and interest and of fees hereunder, not later than 10:00 a.m. (local time of the Agent) on the date when due, in Federal or other funds immediately available to the Agent at its address referred to in Section 13.
The Agent will promptly distribute to each Lender (and, following the occurrence and during the continuance of an Event of Default, for application by such Lender against amounts owing to such Lender by the Borrower in such order as such Lender shall elect) its ratable share of each such payment received by the Agent for the account of the Lenders.

               (b) Whenever any payment of principal or interest on the Prime Rate Advances, or of fees shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day.

               (c) All payments of principal, interest and fees and all other amounts to be paid by Borrower pursuant to this Agreement with respect to any Advance, or fee relating thereto shall be paid without deduction for, and free from, any tax, imposts, levies, duties, deductions, or withholdings of any nature now or at any time hereafter imposed by any governmental authority or by any taxing authority thereof or therein excluding taxes imposed on or measured by a Lender's net income ("Taxes"). In the event that Borrower is required by applicable law to make any such withholding or deduction of Taxes with respect to any Advance or fee or other amount, the Borrower shall pay such deduction or withholding to the applicable taxing authority, shall promptly furnish to the Agent in respect of which such deduction or withholding is made all receipts and other documents evidencing such payment and shall pay to each Lender additional amounts as may be necessary in order that the amount received by that Lender after the required withholding or other payment shall equal the amount that Lender would have received had no such withholding or other payment been made. Without limiting the foregoing, Borrower agrees to indemnify and hold harmless each Lender and the Agent for the full amount of all Taxes paid by such Lender or the Agent, as the case may be, and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted. In the event any Lender receives a subsequent recovery of any Taxes for which it has received payment from the Borrower under this Section 3.19, such Lender shall promptly pay the amount of such recovery to the Borrower.

         Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower and the Lenders contained in this Section 3.19(c) constitute a continuing agreement and shall survive the termination of this Agreement and the payment in full or cancellation of the Notes.

SECTION 4.     CLOSING.

         4.1 CLOSING. Closing under this Agreement shall take place when Borrower shall have complied with all preconditions to closing set forth in this Agreement and Borrower obtains its initial Advance under the Commitment. If the closing does not occur on the Closing Date, Lenders' Commitment under Section 3 shall expire, and Lenders shall have no further obligations hereunder, and this Agreement shall be of no further force or effect; PROVIDED, HOWEVER, Borrower shall nevertheless remain obligated to reimburse Agent for all of its out-of-pocket fees, costs and expenses as described in Section 3.17 hereof.

SECTION 5.     CLOSING UNDER THIS AGREEMENT; PRECONDITIONS.

         5.1 CLOSING DATE. The closing under this Agreement shall take place on the Closing Date at the offices of Agent, Ninth and Idaho Street, Boise, Idaho, or such other place as Lenders shall designate in writing. If all preconditions to closing set forth in this Agreement have been met to Lenders' and Agent's satisfaction prior thereto, then closing may occur at such earlier date as may be mutually agreed to between Borrower and Lenders.

         5.2 PRECONDITIONS TO FIRST BORROWING. The parties hereto agree that the obligation of each Lender to make an Advance on the occasion of the First Borrowing is subject to the satisfaction of the following conditions:

               (a) Prior to the Closing Date, Borrower shall have delivered to Agent the unqualified, audited, consolidated Financial Statements of Borrower and its Banking Subsidiaries dated as of December 31, 1995, prepared in accordance with GAAP and audited by KPMG Peat Marwick, L.L.P. Borrower also shall have delivered to Agent its unconsolidated, company prepared balance sheet and its unconsolidated, company prepared income and expense statement dated as of June 30, 1996, certified, as to their accurateness and as being prepared consistently in accordance with GAAP, by a Responsible Officer of Borrower. All of said Financial Statements and unconsolidated balance sheet and income and expense statements required above shall be satisfactory to Lenders.

               (b) On or before the Closing Date, Borrower shall have delivered to Agent the Loan Documents, including but not limited to a Note for the account of each Lender in the amount of each Lender's Commitment in the form of EXHIBIT "A," duly executed and acknowledged, where necessary.

               (c) On the Closing Date, Borrower shall have delivered to Agent a certificate of the Secretary of the

Borrower, certified as of the Closing Date, as to the incumbency and signatures of the officers signing this Agreement, the Loan Documents and any documents contemplated or delivered under this Agreement and a certification by a Responsible Officer as to the incumbency and signature of the Secretary of the Borrower.

               (d) On the Closing Date, Borrower shall have delivered to Agent a certificate or certificates signed by a Responsible Officer of the Borrower and its Banking Subsidiaries certifying that:

                    (i) Borrower and its Banking Subsidiaries are validly organized and in good standing in the states in which each operates; and

                    (ii) Borrower and its Banking Subsidiaries have delivered to Agent a certified copy of the Borrower's and its Banking Subsidiaries' Articles of Incorporation, By-Laws and all amendments thereto.

                    (iii) No Default has occurred; and

                    (iv) The representations and warranties of the Borrower set forth in this Agreement are true on and as of the Closing Date.

                    (v) That neither the Borrower nor any of its Banking Subsidiaries nor any of the Acquisitions have guaranteed the repayment of any debt owed to any creditor by any Person, except for those guarantees specifically listed on EXHIBIT "D" attached hereto.

               (e) All representations, warranties and covenants required to be made by Borrower under this Agreement and the Loan Documents on or before the Closing Date shall be true and correct as of the Closing Date. Borrower shall have performed and complied with, and shall have caused its Banking Subsidiaries to have performed and complied with, all other agreements and conditions which are required to be performed and complied with, and shall have caused its Banking Subsidiaries to have performed and complied with, all other agreements and conditions which are required to be performed and complied with under this Agreement on or prior to the Closing Date.

               (f) Agent shall have received, at no cost to any Lender, an opinion of counsel addressed to each Lender, dated as of the Closing Date, substantially in the form of EXHIBIT "E" attached hereto.

               (g) Prior to the Closing Date, Borrower shall deliver to Agent documentation satisfactory to Agent verifying that Borrower has obtained all Governmental Authority approvals for its acquisition of First Interstate Bank of Montana, N.A. and First Interstate Bank of Wyoming, N.A.

               (h) On or before the Closing Date, the Agent shall have received (i) a copy of the Borrower's certificate of incorporation, certified by the Secretary of State of the State of Montana; (ii) a certificate of such Secretary of State, dated as of a recent date, as to the good standing and charter documents of the Borrower on file in the office of such Secretary of State; (iii) a certificate of the Secretary of the Borrower dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the bylaws of the Borrower as in effect on the date of such certification, (B) that attached thereto is a true and complete copy of resolutions adopted by the Board of Directors of the Borrower authorizing the execution, delivery and performance of this Agreement, the Borrowings hereunder and the execution and delivery of the Notes, (C) that the certificate of incorporation of the Borrower has not been amended, and (iii) such other documents as any Lender or its counsel may reasonably request.

               (i) On the Closing Date, Borrower shall be in compliance with all material regulatory requirements.

               (j) On or before the Closing Date, Borrower shall have delivered to Agent documentation, satisfactory to Lenders, verifying and providing that all term indebtedness of Borrower owed to any Person and any security interests, mortgages and liens on or in any collateral given to secure the repayment thereof has been or will be on the Closing Date completely subordinated to the rights of the Lenders in a manner satisfactory to Lenders.

               (k) On or before the Closing Date, Borrower shall deliver to the Agent verification that Borrower has obtained or contemporaneously with the closing of this transaction will obtain funding in the amount of at least Forty Million Dollars ($40,000,000). Said funding shall consist of Twenty Million Dollars ($20,000,000) in Tier One Capital raised from the sale of preferred stock and Twenty Million Dollars ($20,000,000) in Tier Two Capital raised from the issuance of Subordinated Debt or other debt instruments the repayment of which is to be fully subordinate to the Borrower's Obligations hereunder. All loan agreements, purchase agreements and/or similar documents concerning such Forty Million Dollars ($40,000,000) shall be in a form acceptable to Lenders.

               (l) On the Closing Date, Borrower shall own all of the issued and outstanding shares of Capital Stock of the Acquisitions and Borrower shall deliver to Agent as Collateral all of said Capital Stock of the Acquisitions and Capital Stock of each of its Banking Subsidiaries.

               (m) All documents and legal matters in connection with the transaction contemplated by this Agreement shall be satisfactory in form and substance to each Lender and its respective counsel.

               (n) On the Closing Date, the Agent shall have received the Commitment Fee and all other fees and costs due and payable under this Agreement.

         5.3 CONDITIONS TO ALL BORROWINGS. The obligation of each Lender to make an Advance on the occasion of each requested Advance is subject to the satisfaction of the following conditions:

               (a)  receipt by the Agent of a Notice of Borrowing;

               (b) immediately before and after such Advance, no Default shall be existing hereunder;

               (c) the representations and warranties of the Borrower contained in Sections 6.1, 6.2, 6.6, 6.7, 6.8, 6.11, 6.12, 6.13 and 6.16 below shall be true on and as of the date of such Advance; and

               (d) immediately after such Advance, the aggregate outstanding principal amount of the Advances of each Lender will not exceed the amount of the Aggregate Commitment.

Each Advance shall be deemed to be a representation and warranty by the Borrower on the date of such Borrowing as to the accuracy of the facts specified in
Section 5.3(b), (c) and (d) above.

SECTION 6.     REPRESENTATIONS AND WARRANTIES

         The Borrower represents and warrants that on the Closing Date:

         6.1 EXISTENCE AND POWER. Borrower and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, is duly qualified to transact business in every jurisdiction where, by the nature of its business, such qualification is necessary and has all corporate powers and all governmental licenses, authorizations, consents and approvals required in all material respects to carry on its business as now conducted.

         6.2 AUTHORIZATION; NO CONTRAVENTION. The execution, delivery and performance by the Borrower of this Agreement, the Notes, the Pledge Agreement and the other Loan Documents (i) are within Borrower's corporate powers;
(ii) have been duly authorized by all necessary corporate action; (iii) require no action by or in respect of or filing with, any governmental body, agency or official; (iv) do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or by-laws of Borrower or any of its Subsidiaries, or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or any of its Subsidiaries, and (v) do not result in the creation or imposition of any Lien on any asset of the Borrower or its Subsidiaries.

         6.3 BINDING EFFECT. This Agreement constitutes a valid and binding agreement of the Borrower enforceable in accordance with its terms, and the Notes, the Pledge Agreement and the other Loan Documents when executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of the Borrower enforceable in accordance with their respective terms, PROVIDED that the enforceability hereof and thereof is subject in each case to general principles of equity and to bankruptcy, insolvency and similar laws affecting the enforcement of creditors' rights generally.

         6.4 FINANCIAL INFORMATION. (a) The consolidated balance sheet of the Borrower and its Banking Subsidiaries as of December 31, 1995 and the related consolidated statements of income, shareholders' equity and cash flows for the Fiscal Year then ended, reported on by KPMG Peat Marwick, L.L.P., copies of which have been delivered to each of the Lenders, and the unaudited consolidated financial statements of the Borrower and its Banking Subsidiaries for the interim period ended June 30, 1996, copies of which have been delivered to each of the Lenders, fairly present, in conformity with GAAP, the consolidated financial position of the Borrower and its Banking Subsidiaries as of such dates and their consolidated results of operations and cash flows for such periods stated.

               (b) Since June 30, 1996, no Material Adverse Effect has occurred.

         6.5 NO LITIGATION. There is no action, suit or proceeding pending, or to the knowledge of Borrower threatened, against or affecting Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official in which there is a reasonable probability of an adverse determination that would have or cause a Material Adverse Effect or which in any manner draws into question the validity of this

Agreement, the Notes or any of the other Loan Documents except as listed on EXHIBIT "F".

         6.6 COMPLIANCE WITH ERISA. (a) The Borrower and each of its Subsidiaries and each ERISA Affiliate have fulfilled all of their obligations in all material respects under ERISA and the Code with respect to each Plan, including but not limited to all minimum funding standards, all reporting and disclosure requirements and, where applicable, the continuation coverage requirements in Part 6 of Title I of ERISA and Section 4980B of the Code; and they are in compliance in all material respects with the presently applicable provisions of ERISA and the Code; and they have not incurred any liability to the PBGC (other than premiums due and not delinquent under Section 4007 of ERISA) or a Plan under ERISA. The representations and warranties set forth in this Section 6.6(a) (other than as to the incurrence of any liability to a Plan under ERISA) are made to the best of Borrower's knowledge to the extent they apply to any Multiemployer Plan.

               (b) Neither the Borrower nor any of its Subsidiaries nor any ERISA Affiliate has incurred any withdrawal liability with respect to any Multiemployer Plan under Title IV of ERISA, and no such liability is expected to be incurred.

               (c) Neither the Borrower nor any of its Subsidiaries nor any ERISA Affiliate has incurred any unpaid liability for excise taxes under the Code with respect to any Plan, and no such liability is expected to be incurred.

         6.7 COMPLIANCE WITH LAWS; PAYMENTS OF TAXES. The Borrower and its Subsidiaries are in compliance with all material applicable laws, regulations and similar requirements of governmental authorities, except where such compliance is being contested in good faith through appropriate proceedings. There have been filed on behalf of the Borrower and its Subsidiaries all material Federal, state and local income, excise, property and other tax returns which are required to be filed by them and all taxes due pursuant to such returns or pursuant to any assessment received by or on behalf of the Borrower or any Subsidiary have been paid, except for any taxes which are being contested in good faith and by proper proceedings and as to which adequate reserves have been maintained. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Borrower, adequate.

         6.8 SUBSIDIARIES. Each of the Borrower's Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. The Borrower has no Subsidiaries except for those Subsidiaries listed on Exhibit 6.8 (as such Exhibit may be supplemented from time to time by notice to the Agent from Borrower), which accurately sets forth each such Subsidiary's complete name and jurisdiction of incorporation or formation.

         6.9 NOT AN INVESTMENT COMPANY. Neither Borrower nor any of its Subsidiaries is an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

         6.10 OWNERSHIP OF PROPERTY; LIENS. Each of the Borrower and its Subsidiaries has title to or valid lease interests in its Properties sufficient for the conduct of its business, and none of such Property is subject to any Lien except as permitted herein.

         6.11 NO DEFAULT. Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any agreement, instrument or undertaking to which it is a party or by which it or any of its Property is bound which has a reasonable probability of having or causing a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

         6.12 FULL DISCLOSURE. All information heretofore furnished by the Borrower to the Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by the Borrower to the Agent or any Lender will be, true, accurate and complete in every material respect, or based on reasonable estimates, on the date as of which such information is stated or certified. The Borrower has disclosed to the Lenders in writing any and all facts which have a reasonable probability of having or causing a Material Adverse Effect.

         6.13 ENVIRONMENTAL MATTERS. (a) Neither the Borrower nor any of its Subsidiaries are subject to any environmental liability which has a reasonable probability of having or causing a Material Adverse Effect and neither the Borrower nor any of its Subsidiaries have been designated as a potentially responsible party under CERCLA or under any state statute similar to CERCLA.

               (b) The Borrower and each of its Subsidiaries are in compliance with all environmental requirements in connection with the operation of their Properties and their respective businesses.

         6.14 CAPITAL STOCK. All Capital Stock, debentures, bonds, notes and all other securities of the Borrower and its Subsidiaries presently issued and outstanding are validly and properly issued in accordance with all applicable laws. The issued shares of Capital Stock of Borrower's Subsidiaries and following closing hereunder, the Capital Stock of the Acquisitions, are owned by Borrower free and clear of any Lien or adverse claim, except for the Lien granted to the Lenders pursuant to this Agreement.

         6.15 MARGIN STOCK. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of purchasing or carrying any Margin Stock, and no part of the proceeds of any Advance hereunder will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, or be used for any purpose which violates, or which is inconsistent with, the provisions of Regulation X.

         6.16 INSOLVENCY. After giving effect to the execution and delivery of the Loan Documents and the making of the Advances under this Agreement, Borrower will not be "insolvent," within the meaning of such term as defined in
Section 101 of Title 11 of the United States Code or Section 2 of the Uniform Fraudulent Transfer Act, as each is amended from time to time, or be unable to pay its debts generally as such debts become due, or have unreasonably little capital to engage in any business or transaction, whether current or contemplated.

SECTION 7.     COVENANTS

         The Borrower agrees that, so long as any Lender has any Commitment hereunder or Borrower owes any Obligations to any Lender or the Agent hereunder:


         7.1   INFORMATION.   The Borrower will deliver to each of the Lenders:

               (a) as soon as available, but not later than 120 days after the end of each Fiscal Year, a copy of the audited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income or operations, shareholders' equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, and accompanied by the opinion of independent public accountants of nationally recognized standing ("Independent Auditor") acceptable to Lenders which report shall state that such consolidated Financial Statements present fairly the financial position of the Borrower and its Subsidiaries for the periods indicated in conformity with GAAP applied on a basis consistent with prior periods. Such opinion shall not be qualified or limited because of a restricted or limited examination by the Independent Auditor of any material portion of the Borrower's or any Subsidiary's records;

               (b) as soon as available, but not later than 60 days after the end of each of the first three fiscal quarters of each Fiscal Year, a copy of the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter and the related consolidated statements of income, shareholders' equity and cash flows for the period commencing on the first day and ending on the last day of such quarter, and certified by a Responsible Officer as fairly presenting, in accordance with GAAP (subject to ordinary, good faith year end audit adjustments), the financial position and the results of operations of the Borrower and its Subsidiaries;

               (c) within 60 days after the end of each fiscal quarter, CALL reports (Report of Condition and Income) for each Banking Subsidiary required to deliver a CALL report (Report of Condition and Income), as at the end of such fiscal quarter, each certified by a Responsible Officer of such Banking Subsidiary and reports filed on Form FR Y-9C and Form FR Y-9LP;

               (d) promptly after the sending or filing thereof, copies of all reports which the Borrower sends to any of its security holders, and all reports and registration statements which the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission or any national securities exchange;

               (e) such other information respecting the condition or operations, financial or otherwise, of the Borrower or any of its Banking Subsidiaries as the Agent or any Lender may from time to time reasonably request;

               (f) simultaneously with the delivery of each set of financial statements referred to in paragraphs (a), (b) and (c) above, a certificate of a Responsible Officer of the Borrower (i) setting forth in reasonable detail the calculations required to establish whether the Borrower and its Banking Subsidiaries were in compliance with the financial covenants set forth herein on the date of such Financial Statements and (ii) stating whether, to the best knowledge of such person, any Default exists on the date of such certification and, if any Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto; and

               (g) simultaneously with the delivery of each set of annual Financial Statements referred to in paragraph (a) above, a statement of the Independent Auditors which reported on such statements to the effect that nothing has come to their attention to cause them to believe that any Default existed on the date of such Financial Statements.

         7.2   INSPECTION OF PROPERTY, BOOKS AND RECORDS.  The Borrower will
(i) keep, and cause each Subsidiary to keep, proper books of record and account in which full, true and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities; and
(ii) permit, and cause each Subsidiary to permit, representatives of any Lender at such Lender's expense prior to the occurrence of a Default and at the Borrower's expense after the occurrence of a Default to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and Independent Auditors. The Borrower agrees to cooperate and assist in such visits and inspections, in each case at such reasonable times and as often as may reasonably be desired.

         7.3   FINANCIAL COVENANTS.

               (a) The Borrower on a consolidated basis measured quarterly shall maintain the following:

                    (i) TOTAL RISK BASED CAPITAL RATIO. A ratio of Tier One Capital plus Tier Two Capital to Risk Weighted Assets of not less than 8.0%.

                    (ii) TIER ONE RISK BASED CAPITAL RATIO. A ratio of Tier One Capital to Risk Weighted Assets of not less than 6.0%.

                    (iii) LEVERAGE RATIO. A ratio of Tangible Primary Capital to total Tangible Primary Assets of not less than 4.5%.

                    (iv) NON-PERFORMING LOAN RATIO. A ratio of Non-Performing Loans to Tangible Net Worth of 25% or less.

               (b) Borrower shall cause each of its Subsidiaries, by individual State or in the aggregate should any of Borrower's Banking Subsidiaries merge, to each maintain the following measured quarterly:

                    (i) RETURN ON AVERAGE ASSETS. A return on average assets of at least 00.75%.

                    (ii) NON-PERFORMING RATIO. A ratio of Non-Performing Loans to total loans plus OREO of no more than 3.0%.

               (c) The Borrower on a consolidated basis shall at all times maintain the following:

                    (i) DEBT SERVICE RATIO. A ratio of (a) Net Income (b) plus Depreciation Expense plus (c) Amortization Expense related to the Acquisitions, to Current Maturities of Funded Debt plus dividends (preferred and common) of not less than 1.5:1.

         7.4 SUBSIDIARIES' CASH DIVIDENDS. No more than 100% of the net profit of each of Borrower's Subsidiaries shall be distributed as a cash dividend to Borrower in any Fiscal Year.

         7.5 BORROWER'S DIVIDENDS ON COMMON STOCK. No more than 33.0% of Borrower's Net Income for any Fiscal Year shall be declared and paid out as a dividend on common stock for any Fiscal Year. Notwithstanding anything to the contrary stated in this Section 7.5 no dividends shall be paid by Borrower if an Event of Default as defined herein exists.

         7.6 MAINTENANCE OF OWNERSHIP IN ACQUISITIONS. The Borrower will not cease to own 100% of the outstanding shares of Capital Stock of the Acquisitions and its Banking Subsidiaries.

         7.7 NO SUBSIDIARY STOCK DIVIDENDS, STOCK SPLITS, OR REDEMPTIONS WITHOUT CONSENT. Borrower will not and will not permit its Banking Subsidiaries, including the Acquisitions, to issue any additional shares of their Capital Stock, or any warrant, right or option relating thereto or any security convertible into any of the foregoing or authorize any stock splits or redeem, any of its Banking Subsidiaries, including the Acquisitions, own Capital Stock without the prior consent of Lenders, provided, however, that if any such additional shares of its Banking Subsidiaries, including the Acquisitions, additional Capital Stock, or any warrant, right or option relating thereto or any security convertible into any of the foregoing are approved by the Lenders all of the foregoing additional Capital Stock resulting from such action shall be delivered to Agent as additional Collateral and properly endorsed as required herein.

         7.8 LOANS OR ADVANCES. Neither the Borrower nor any of its Subsidiaries shall make loans or advances to any Person except: (i) deposits required by government agencies, public utilities or others in the ordinary course of business, (ii) loans in the normal course of its business, (iii) loans to Subsidiaries, PROVIDED that after giving effect to the making of any loans, advances or deposits permitted by clauses (i), (ii) and (iii) of this Section 7.8, the Borrower will be in full compliance with all the provisions of this Agreement and no Default shall be in existence or caused thereby; AND FURTHER PROVIDED, that, all loans permitted by clause (iii) of this

Section 7.8 shall at all times be evidenced by a legally enforceable promissory note made by the recipient of any such relevant loan payable to the Borrower in the amount of any such relevant loan.

         7.9 JUDGMENTS AND CLAIMS. The Borrower will and will cause each of its Subsidiaries to notify each Lender and the Agent in writing within 30 days of the rendering of any judgment against the Borrower or any of its Subsidiaries in an amount of One Million Dollars ($1,000,000) or more. Furthermore, the Borrower will and will cause each of its Subsidiaries to notify each Lender and the Agent in writing within 30 days of Borrower's receipt of notice that any litigation or governmental proceeding is threatened or commenced against Borrower or any of its Subsidiaries which may create a liability or liabilities for the Borrower or any of its Subsidiaries in an amount of One Million Dollars ($1,000,000) or more.

         7.10 FUNDED DEBT. Neither the Borrower nor any of its Subsidiaries shall incur any additional Funded Debt without the Lenders' prior written consent, except for the repurchase of its Capital Stock provided that Borrower is in compliance with this Agreement.

         7.11 NO AMENDMENT OF NOTE PURCHASE AGREEMENT. The Borrower will not amend, without the prior written consent of each Lender, the terms and provisions of that certain Note Purchase Agreement dated as of August 30, 1996 by and among the Montana Board of Investments and the Borrower.

         7.12 NEGATIVE PLEDGE. Neither the Borrower nor any of its Subsidiaries will create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:

               (a) Liens existing on the date of this Agreement as listed on EXHIBIT "G" attached hereto;

               (b) Liens imposed by operation of law such as mechanics', landlords', carriers' and similar liens arising in the ordinary course of business and which are not delinquent or remain payable without penalty or are being contested in good faith by proper proceedings and for which adequate reserves have been established; and

               (c) Liens, pledges or deposits required in connection with workers compensation, unemployment, social security or similar legislation.

               (d) Liens on property of any corporation at the time such corporation becomes a Subsidiary of Borrower.

               (e) Liens for taxes, assessments and governmental charges or levies not yet due and payable.

         7.13 PREPARATION OF FINANCIAL STATEMENTS. Borrower will not, except as permitted by FASB, modify, amend or revise the manner of the preparation of its financial statements as the same exists as of June 30, 1996 without the prior written consent of the Lenders. Borrower agrees that if it does modify, amend or revise the manner of the preparation of its financial statements as permitted by FASB, it will provide the Lenders and the Agent with written notice of such modification, amendment or revision within 45 days of such event.

         7.14 MAINTENANCE OF EXISTENCE. Except as permitted by Section 7.15 or 7.16, Borrower shall, and shall cause each Subsidiary to, maintain its corporate existence and carry on its business in substantially the same manner and in substantially the same fields as such business is now carried on and maintained.

         7.15 DISSOLUTION. Neither the Borrower nor any of its Subsidiaries shall suffer or permit dissolution or liquidation either in whole or in part or purchase, repurchase, redeem, or retire any shares of the stock of the Borrower or that of any Subsidiary which is a corporation, except through corporate reorganization to the extent permitted by Section 7.16.

         7.16 CONSOLIDATIONS, MERGERS AND SALES OF ASSETS. The Borrower will not, nor will it permit any Subsidiary to, consolidate or merge with or into, or sell, lease or otherwise transfer all or any substantial part of its assets (other than sales of assets in the ordinary course of business or the disposition of obsolete equipment) to, any Person, or discontinue or eliminate any material business line or segment, PROVIDED that: (a) the Borrower or any corporate Subsidiary of Borrower may merge with another Person if (i) such Person was organized under the laws of the United States of America or one of its states, (ii) the Borrower or any corporate Subsidiary (except that the Borrower shall be the remaining corporation upon a merger of a Subsidiary with the Borrower) is the corporation surviving such merger, and (iii) immediately after giving effect to such merger, no default shall have occurred; (b) corporate Subsidiaries of Borrower may consolidate or merge with or into or transfer assets to the Borrower or one another; and (c) the Acquisitions may consolidate or merge with or into one or more of the Borrower's existing Banking Subsidiaries.

         7.17 CHANGE IN CONTROL. Borrower will not, without Lenders' prior written consent, enter into any transaction or series of transactions (including without limitation a sale, tender offer, merger or consolidation) the result of which being that the Principals and their Related Parties following such transaction would then own less than 60% of the issued and outstanding shares of stock of Borrower.

         7.18 USE OF PROCEEDS. The proceeds of the Advances will be used for general corporate purposes, including the purchase of all of the stock of the Acquisitions and will not be used by either Borrower or any Subsidiary (i) directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any Margin Stock, or (ii) for any purpose in violation of any applicable law or regulation.

         7.19  COMPLIANCE WITH LAWS; PAYMENT OF TAXES. (a)
         The Borrower will, and will cause each of its Subsidiaries and ERISA Affiliates to, comply in all material respects with applicable laws (including but not limited to ERISA), regulations and similar requirements of governmental authorities (including but not limited to IRS, DOL and PBGC), except to the extent any failure to comply would not have a Material Adverse Effect or where the necessity of such compliance is being contested in good faith through appropriate proceedings. The Borrower will, and will cause each of its Subsidiaries and ERISA Affiliates to, keep all Plans in compliance with ERISA and the Code and all applicable regulations and similar requirements of governmental authorities (including, but not limited to, IRS, DOL and PBGC), except where the necessity of such compliance is being contested in good faith through appropriate proceedings. The Borrower will, and will cause each of its Subsidiaries and ERISA Affiliates to, pay promptly when due all taxes, assessments, governmental charges, claims for labor, supplies, rent and other obligations which, if unpaid, might become a lien against the property of Borrower or any Subsidiary or ERISA Affiliate, except liabilities being contested in good faith and against which such Borrower or Subsidiary or ERISA Affiliate will set up reserves in accordance with GAAP.

         7.20 INSURANCE. The Borrower will maintain, and will cause each of its Subsidiaries to maintain (either in Borrower or Subsidiary's own name), with financially sound and reputable insurance companies, insurance on all its Property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies of established repute engaged in the same or similar business.

         7.21 CHANGE IN FISCAL YEAR. Borrower will not change its Fiscal Year without the consent of the Lenders.

         7.22 ENVIRONMENTAL NOTICES. Within 30 days after Borrower becomes aware thereof, Borrower shall furnish to the Agent prompt written notice of all environmental liabilities, pending, threatened or anticipated environmental proceedings, environmental notices, environmental judgments and orders, and environmental releases that are required to be reported to an environmental authority, at, on, in, under or in any way affecting the Properties or any adjacent property, in the amount of Two Hundred Fifty Thousand Dollars ($250,000) or more in any one instance or the aggregate amount of One Million Dollars ($1,000,000) or more for all such instances, and all facts, events, or conditions that could have a reasonable probability of leading to any of the foregoing.

         7.23 ENVIRONMENTAL MATTERS. Borrower will not, or will not permit any third party to, use, produce, manufacture, process, treat, recycle, generate, store, dispose of, manage at, or otherwise handle, or ship or transport to or from the Properties any Hazardous Materials except for Hazardous Materials used, produced, manufactured, processed, treated, recycled, generated, stored, disposed, managed, or otherwise handled in the ordinary course of business in compliance in all material respects with all applicable environmental requirements.

         7.24 ENVIRONMENTAL RELEASE. Borrower agrees that upon the occurrence of an environmental release for which it or a Subsidiary may be subject to any environmental liability or at, on, in, under or in any way affecting the Properties, it will act or will cause its Subsidiary, as applicable, to act as promptly as practicable (and to the fullest extent within its or such Subsidiary's control) immediately to investigate the extent of, and to take appropriate remedial, removal or response action with respect to such environmental release, whether or not ordered or otherwise directed to do so by any environmental authority.

SECTION 8.     SECURITY

         As Collateral for the repayment of the Obligations, Borrower hereby agrees to pledge, assign, transfer, deliver and convey to Agent, for the benefit of Lenders, prior to or on the Closing Date, all of the issued and outstanding common stock of the Acquisitions and of any of Borrower's other Banking Subsidiaries by delivery to Agent of a duly executed Pledge Agreement, in the form of EXHIBIT "C" attached hereto, the stock certificate(s) thereof, and duly executed assignments thereof in blank to allow Agent to transfer the Collateral to itself or any third party.

SECTION 9.     ACCESS

         9.1 ACCESS. From the date hereof and until all of Borrower's Obligations to each Lender hereunder have been paid in full, each Lender and Agent shall, during normal business hours, have full access to all of Borrower's and its Subsidiaries' books and records. In addition to access, each Lender and Agent may make copies of all or any portion of such books and records. Lenders and Agent agree, that in examining the books and records of the Borrower and/or its Subsidiaries they will use their best efforts not to disrupt the normal business activities of the Borrower and/or its Subsidiaries.

         9.2 EXAMINATION. Agent may, at a Lender's request, and at any time, employ accountants and other agents to examine Borrower's and/or its Subsidiaries' books and records. Any fees and expenses of Agent in connection with such examination shall be paid by Borrower to Agent on demand, together with interest at the Prime Rate from date of demand by Agent, and the repayment of such fees and expenses shall be secured by the Loan Documents, provided, in the event the financial reports prepared by agents employed by the Lenders to examine Borrower's books and records do not disclose any adverse material discrepancy from those provided to Lenders by Borrower as herein required, Borrower shall not be obligated to reimburse Lenders for the fees and expenses of such agents, nor shall the same be secured by the Loan Documents.

SECTION 10.    DEFAULT

         10.1 EVENTS OF DEFAULT. The following events shall constitute Events of Default under this Agreement:

               (a) The failure of the Borrower to pay any payment of principal as required in the Notes or herein, within 10 calendar days after any such payment becomes due and payable, whether at maturity, upon acceleration or otherwise.

               (b) The failure of the Borrower to pay any obligation or fees required in said Notes or herein within 10 days after any such amount becomes due in accordance with the terms thereof or hereof.

               (c) The breach by Borrower of any covenant, warranty, representation, agreement, provision or condition contained in this Agreement or in the Loan Documents.

               (d) If any written warranty or representation given by the Borrower or any Subsidiary in connection with or contained in this Agreement, or if any financial data or other information provided to Lenders to induce them to make the Advances proves to be false or misleading in any material respect.

               (e) If the Borrower or any Subsidiary shall (i) fail to pay any amount of Funded Debt in excess of One Million Dollars ($1,000,000) within 10 calendar days after the expiration of any applicable grace period, whether at maturity, at a date fixed for payment, upon acceleration or otherwise, or (ii) default in the performance or observance of any other provision contained in any instrument or agreement evidencing such Funded Debt (which default shall not have been waived) if the effect of such default is to cause or permit the holder of such Funded Debt or a trustee or agent to cause, such Funded Debt or a trustee or agent to cause, such Funded Debt to become or be declared due and payable prior to its scheduled maturity.

               (f) (i) Any Plan shall incur an "accumulated funding deficiency," within the meaning of Section 412(a) of the Code, with respect to any plan year, or (ii) any waiver of such standard shall be sought or granted under Section 412(d) of the Code, or (iii) any Plan shall be, have been or be likely (in the reasonable opinion of the Lenders) to be terminated or the subject of termination proceedings under ERISA, or (iv) the Borrower shall incur or be likely to incur a liability to or on account of a Plan under Section 4062, 4063, 4064, or 4201 of ERISA, or (v) a Reportable Event occurs, or (vi) the Borrower shall incur or be likely to incur a liability for any excise tax under Sections 4970 through 5000 of the Code, or (vii) the funded vested benefit percentage (as determined under Section 4043(b)(1)(B) of ERISA for any Plan shall be less than 90%, and there shall result from any such event or events either a liability or a material risk of incurring a liability to the IRS, DOL, PBGC or a Plan, which in the reasonable opinion of the Lenders could have a Material Adverse Effect on the business, earnings, prospects, properties or condition (financial or other) of the Borrower and its Subsidiaries.

               (g) There shall be rendered against the Borrower or any of its Subsidiaries one or more final judgments or decrees involving an aggregate liability of Five Million Dollars ($5,000,000) or more, which has or have become non-appealable and shall remain undischarged, unsatisfied by insurance and unstayed for more than 30 days, whether or not consecutive.

               (h) The Borrower or any Subsidiary shall become insolvent or fail to pay its debts as such debts become due, or ceases to conduct its business, or shall be enjoined, restrained, or in any way prevented by court order from conducting all or any material part of its business affairs, or shall make a general assignment for the benefit of creditors or shall file a voluntary petition in bankruptcy or a petition or answer seeking reorganization, to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Act, or under any other state or federal law relating to bankruptcy or reorganization granting relief to debtors, whether now or hereafter in effect, or shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition filed against the Borrower or any Subsidiary pursuant to the Bankruptcy Act or any such other state or federal law, or any order for relief shall be entered against the Borrower or any Subsidiary in any involuntary proceeding under the Bankruptcy Act or any such other state or federal law, or the Borrower or any Subsidiary shall be adjudicated bankrupt, or shall make an assignment for the benefit of creditors, or shall apply for or consent to the appointment of any custodian, receiver or trustee for all or any substantial part of the Property of Borrower or any Subsidiary, or shall take any action to authorize any of the actions set forth above in this subsection for an involuntary petition seeking any of the relief specified in this subsection shall be filed against the Borrower or any Subsidiary and shall not be dismissed within 60 days.

         10.2 REMEDIES. Upon the occurrence of any Event of Default specified in Section 10.1(a), the Commitments of the Lenders, if they have not theretofore terminated, shall immediately terminate and all Obligations of Borrower shall immediately become due and payable without any presentment, demand, protest, or notice of any kind. In the event of the occurrence of any other Event of Default, set forth in Section 10.1, and following Borrower's failure to cure such default within 15 calendar days after Agent's notice to Borrower of such default, Agent, at the discretion of Lenders, may declare the Commitments of the Lenders, if they have not theretofore terminated, immediately terminated and all Obligations of Borrower shall immediately become due and payable without any presentment, demand, protest, or notice (except to the extent required by this Agreement) of any kind to the extent permitted by applicable law which cannot be waived. In the event all Obligations of the Borrower become immediately due and payable as provided above, Lenders may thereupon effect any and all remedies granted to it under this Agreement, the Loan Documents and/or governing law.

         10.3 NONWAIVER. The failure of Lenders, for any reason, to declare a Default or breach, or to enforce or insist on the strict performance of the covenants, obligations and conditions of this Agreement or the Loan Documents, or to seek any redress available to Lenders under this Agreement or the Loan Documents, shall not be deemed a waiver of such Default or breach or waiver of strict performance of any covenant, obligation or condition of this Agreement or the Loan Documents nor prevent a subsequent act by Borrower from having all the force and effect of an original Default or breach.

SECTION 11.    RIGHT OF SET-OFF

         11.1 SET-OFF. Upon the occurrence and during the continuance of any Event of Default as defined herein, each Lender is hereby authorized at any time and from time to time, without further notice to the Borrower, such notice is hereby expressly waived by the Borrower, to set-off and apply any and all deposits at any time held and other indebtedness at any time owing by any Lender to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower now or hereafter existing under this Agreement and the Loan Documents, irrespective of whether or not Lenders shall have made any demand under this Agreement or the Loan Documents. Lenders hereby agree to promptly notify the Borrower and each other Lender after any such set-off and application made by it, provided that the failure to give such notice shall not affect the validity of such set-off and application of such deposits. The rights of Lenders under this section are in addition to other rights and remedies, including, without limitation, any other rights of set-off, which Lenders and/or Agent may have.

         11.2 SHARING OF SET-OFFS. Each Lender agrees that if it shall, by exercising any right of set-off or otherwise, receive payment of all or any part of the Note held by it, in a greater proportion than any such payment received by any other Lender, if any, in respect of such other Lender's Note held by it, the Lender receiving the payment shall purchase for cash from the other Lenders such portion of each such other Lender's Notes as shall be necessary to cause the Lender receiving the payment to share it ratably with each of the Lenders, PROVIDED, HOWEVER, that if all or any portion of such payment received pursuant to said set-off is recovered by the Borrower, such purchase from each of the other Lenders shall be rescinded and the purchase price returned to the Lender receiving the payment but without interest. Borrower agrees that each Lender so purchasing a portion of another Lender's Note may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

SECTION 12.    THE AGENT

         12.1 APPOINTMENT; POWERS AND IMMUNITIES. Each Lender hereby irrevocably appoints and authorizes the Agent to act as its agent hereunder and under the other Loan Documents with such powers as are specifically delegated to the Agent by the terms hereof and thereof, together with such other powers as are reasonably incidental thereto. The Agent: (a) shall have no duties or responsibilities except as expressly set forth in this Agreement and the other Loan Documents, and shall not by reason of this Agreement or any other Loan Document be a trustee for any Lender; (b) shall not be responsible to the Lenders for any recitals, statements, representations or warranties contained in this Agreement or any other Loan Document, or in any certificate or other document referred to or provided for in, or received by any Lender under, this Agreement or any other Loan Document, or for the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or any other document referred to or provided for herein or therein or for any failure by Borrower to perform any of its obligations hereunder or thereunder; (c) shall not be required to initiate or conduct any litigation or collection proceedings hereunder or under any other Loan Document except to the extent requested by the Lenders, and then only on terms and conditions satisfactory to the Agent, and (d) shall not be responsible for any action taken or omitted to be taken by it hereunder or under any other Loan Document or any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or wilful misconduct. The Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care.
The provisions of this Section 12 are solely for the benefit of the Agent and the Lenders, and the Borrower shall not have any rights as a third party beneficiary of any of the provisions hereof. In performing its function and duties under this Agreement and under the other Loan Documents, the Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Borrower. The duties of the Agent shall be ministerial and administrative in nature, and the Agent shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender.

         12.2 RELIANCE BY AGENT. The Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telefax, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants or other experts selected by the Agent. As to any matters not expressly provided for by this Agreement or any other Loan Document, the Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and thereunder in accordance with instructions signed by the Majority Lenders, and such instructions of the Majority Lenders in any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.

         12.3 DEFAULTS. The Agent shall not be deemed to have knowledge of the occurrence of a Default or an Event of Default (other than the nonpayment of principal of or interest of the Advances) unless the Agent has received notice from a Lender or Borrower specifying such Default or Event of Default and stating that such notice is a "Notice of Default." In the event that the Agent receives such a notice of the occurrence of a Default or an

Event of Default, the Agent shall give prompt notice thereof to the Lenders.
The Agent shall give each Lender prompt notice of each nonpayment of principal of or interest on the Advances whether or not it has received any notice of the occurrence of such nonpayment. The Agent shall take such action hereunder with respect to such Default or Event of Default as shall be directed by the Lenders, PROVIDED THAT, unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

         12.4 RIGHTS OF AGENT AS A LENDER. With respect to the Advances made by it, First Security Bank in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as the Agent, and the term "Lender" or "Lenders" shall, unless the context otherwise indicates, include First Security Bank in its individual capacity. The Agent may (without having to account therefor to any Lender) accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with the Borrower (and any of its Subsidiaries) as if it were not acting as the Agent, and the Agent may accept fees and other consideration from the Borrower (in addition to any agency fees and arrangement fees heretofore agreed to between the Borrower and the Agent) for services in connection with this Agreement or any other Loan Document or otherwise without having to account for the same to the Lenders.

         12.5 INDEMNIFICATION. Each Lender severally agrees to indemnify the Agent, to the extent the Agent shall not have been reimbursed by the Borrower, ratably in accordance with its Commitment, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, counsel fees and disbursements) or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement or any other Loan Document or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (excluding, unless an Event of Default has occurred and is continuing, the normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or thereof or any such other documents; PROVIDED, HOWEVER, that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or wilful misconduct of the Agent. If any indemnity furnished to the Agent for any purpose shall, in the opinion of the Agent, be insufficient or become impaired, the Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.

         12.6 CONSEQUENTIAL DAMAGES. THE AGENT SHALL NOT BE RESPONSIBLE OR LIABLE TO THE BORROWER OR ANY OTHER PERSON OR ENTITY FOR ANY PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

         12.7 PAYEE OF NOTE TREATED AS OWNER. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with the Agent and the provisions of this Agreement have been satisfied. Any requests, authority or consent of any Person who at the time of making such request or giving such authority or consent is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee or assignee of that Note or of any Note or Notes issued in exchange therefor or replacement thereof.

         12.8 NONRELIANCE ON AGENT AND OTHER LENDERS. Each Lender agrees that it has, independently and without reliance on the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrower, its Subsidiaries and the Acquisitions, and its own decision to enter into this Agreement and that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any of the other Loan Documents. The Agent shall not be required to keep itself informed as to the performance or observance by the Borrower of this Agreement or any of the other Loan Documents or any other document referred to or provided for herein or therein or to inspect the Properties or books of the Borrower or any other Person. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Agent hereunder or under the other Loan Documents, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower, its Subsidiaries, the Acquisitions, or any other Person which may come into the possession of the Agent.

         12.9 FAILURE TO ACT. Except for action expressly required of the Agent hereunder or under the other Loan Documents, the Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction by the Lenders of their indemnification obligations under Section 12.5 against any and all liability and expense which may be incurred by the Agent by reason of taking, continuing to take, or failing to take any such action.

         12.10 RESIGNATION OF AGENT. Subject to the appointment and acceptance of a successor Agent as provided below, the Agent may resign at any time by giving at least 60 days' notice thereof to the Lenders and the Borrower. Upon any such resignation Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Agent's notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation hereunder as Agent, the provisions of this Section 12 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder.

SECTION 13.    MISCELLANEOUS

         13.1 NOTICES. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telecopier or similar writing) and shall be given to such party at its address or telecopier number set forth on the signature pages hereof or such other address or telecopier number as such party may hereafter specify for the purpose by notice to each other party. Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified on the signature pages hereof or as otherwise specified hereafter and the appropriate confirmation is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when delivered at the address specified in this Section 13.1; PROVIDED that notices to the Agent under Section 3 or Section 12 shall not be effective until received.

         13.2 NO WAIVERS. No failure or delay by the Agent or any Lender in exercising any right, power or privilege hereunder or under any Note or other Loan Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

         13.3 EXPENSES; DOCUMENTARY TAXES. The Borrower shall pay (i) all reasonable out-of-pocket expenses of the Agent, including fees and disbursements of special counsel for the Lenders and the Agent, in connection with any waiver or consent hereunder or thereunder or any amendment hereof or thereof or any Default or alleged Default hereunder or thereunder and (ii) if a Default occurs, all reasonable out-of-pocket expenses incurred by the Agent and the Lenders, including fees and disbursements of counsel, other professionals and consultants and any allocated costs of internal counsel, other professionals and consultants in connection with such Default and collection and other enforcement proceedings resulting therefrom, including out-of-pocket expenses incurred in enforcing this Agreement and the other Loan Documents and on any appeal. The Borrower shall indemnify the Agent and each Lender against any transfer taxes, documentary taxes, assessments or charges made by any Governmental Authority by reason of the execution and delivery of this Agreement or the other Loan Documents.

         13.4 INDEMNIFICATION. The Borrower shall indemnify the Agent, the Lenders and their respective directors, officers, employees and agents from, and hold each of them harmless against, any and all losses, liabilities, claims or damages to which any of them may become subject, insofar as such losses, liabilities, claims or damages arise out of or result from any actual or proposed use by Borrower of the proceeds of any extension of credit by any Lender hereunder or are in any way associated with any of the Loan Documents and the transactions and events (including the enforcement or defense thereof) at any time associated therewith or contemplated therein or breach by Borrower of this Agreement or any other Loan Document or from any investigation, litigation (including, without limitation, any actions taken by the Agent or any of the Lenders to enforce this Agreement [except an enforcement action on which Borrower prevails on the merits] or any of the other Loan Documents) or other proceeding (including, without limitation, any threatened investigation or proceeding) relating to the foregoing, and the Borrower shall reimburse the Agent and each Lender and their respective directors, officers, employees and agents, upon demand for any reasonable expenses (including, without limitation, legal fees and any allocated costs of internal counsel) incurred in connection with any such investigation or proceeding; but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or wilful misconduct of the Person to be indemnified.

         13.5 AMENDMENTS AND WAIVERS. (a) Any provision of this Agreement, the Notes or any other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Lenders and, if the rights or duties of the Agent are affected thereby, by the Agent;

PROVIDED that, no such amendment or waiver shall, unless signed by all Lenders,
(i) change the Commitment of any Lender or subject any Lender to any additional obligation, (ii) change the principal of or rate of interest on any Advance or any fees hereunder, (iii) change the date fixed for any payment of principal of or interest on any Advance or any fees due on any date fixed for the payment thereof, (v) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes, or the percentage of Lenders, which shall be required for the Lenders or any of them to take any action under this Section or any other provision of this Agreement, (vi) change the manner of application of any payments made under this Agreement or the Notes, (vii) release or substitute all or any part of the Collateral held as security for the Obligations.

               (b) The Borrower will not solicit, request or negotiate for or with respect to any proposed waiver or amendment of any of the provisions of this Agreement unless each Lender shall be informed thereof by the Borrower and shall be afforded an opportunity of considering the same and shall be supplied by the Borrower with sufficient information to enable it to make an informed decision with respect thereto. Executed or true and correct copies of any waiver or consent effected pursuant to the provisions of this Agreement shall be delivered by the Borrower to each Lender forthwith following the date on which the same shall have been executed and delivered by the Lenders. The Borrower will not, directly or indirectly, pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, to any Lender (in its capacity as such) as consideration for or as an inducement to the entering into by such Lender of any waiver or amendment of any of the terms and provisions of this Agreement unless such remuneration is concurrently paid, on the same terms, ratably to all such Lenders.

         13.6 SUCCESSORS AND ASSIGNS. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that Borrower may not assign or otherwise transfer any of its rights under this Agreement.

               (b) Any Lender may, with the prior written consent of the Agent and the Borrower, which consent shall not be unreasonably withheld, at any time sell to one or more Persons (each a "Participant") participating interests in any Advance owing to such Lender, any Note held by such Lender, any Commitment hereunder or any other interest of such Lender hereunder. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender's obligations under this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Note for all purposes under this Agreement, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. In no event shall a Lender that sells a participation be obligated to the Participant to take or refrain from taking any action hereunder except that such Lender may agree that it will not (except as provided below), without the consent of the Participant, agree to (i) the change of any date fixed for the payment of principal of or interest on the related Advances, (ii) the change of the amount of any principal, interest or fees due on any date fixed for the payment thereof with respect to the related Advance or Advances, (iii) any change in the rate at which either interest is payable thereon or (if the Participant is entitled to any part thereof) Commitment Fee is payable hereunder from the rate at which the Participant is entitled to receive interest or Commitment Fee (as the case may be) in respect of such participation, or (iv) the release or substitution of all or any part of the Collateral held as security for the Advances. Each Lender selling a participating interest in any Advance, Note, Commitment or other interest under this Agreement shall, within 10 Business Days of such sale, provide the Borrower and the Agent with written notification stating that such sale has occurred and identifying the Participant and the interest purchased by such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of
Section 3 with respect to its participation in Advances outstanding from time to time.

               (c) Any Lender may, with the prior written consent of the Agent and the Borrower, which consent shall not be unreasonably withheld, at any time assign to one or more banks or financial institutions (each an "Assignee") all, or a proportionate part of all of its Advances and Commitments, of its rights and obligations under this Agreement, the Notes and the other Loan Documents, and such Assignee shall assume all such rights and obligations, pursuant to an Assignment and Acceptance executed by such Assignee, such transferor Lender, the Agent and the Borrower; provided that no interest may be sold by a Lender pursuant to this paragraph (c) unless the Assignee shall agree to assume ratably equivalent portions of the transferor Lender's Commitment. Upon (A) execution of the Assignment and Acceptance by such transferor Lender, such Assignee, the Agent and the Borrower, (B) delivery of an executed copy of the Assignment and Acceptance to the Borrower and the Agent, (C) payment by such Assignee to such transferor Lender of an amount equal to the purchase price agreed between such transferor Lender and such Assignee, and (D) payment of a processing and recordation fee of Two Thousand Dollars ($2,000) to the Agent, such Assignee shall for all purposes be a Lender party to this Agreement and shall have all the rights and obligations of a Lender under this

Agreement to the same extent as if it were an original party hereto with a Commitment as set forth in such instrument of assumption, and the transferor Lender shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by the Borrower, the Lenders or the Agent shall be required. Upon the consummation of any transfer to an Assignee pursuant to this paragraph (c), the transferor Lender, the Agent and the Borrower shall make appropriate arrangements so that, if required, a new Note or Notes is issued to such Assignee.

         (d) Subject to the provisions of Section 13.7, the Borrower authorizes each Lender to disclose to any Participant, Assignee or other transferee (each a "Transferee") and, with the Borrower's consent (which shall not be unreasonably withheld), any and all financial information in such Lender's possession concerning the Borrower which has been delivered to such Lender by the Borrower pursuant to this Agreement or which has been delivered to such Lender by the Borrower in connection with such Lender's credit evaluation prior to entering into this Agreement.

         (e) No Transferee shall be entitled to receive any greater payment under Section 3.11 than the transferor Lender would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Borrower's prior written consent or by reason of the provisions of
Section 3.10 requiring such Lender to designate a different Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.

         (f) Anything in this Section 13.6 to the contrary notwithstanding, any Lender may assign and pledge all or any portion of the Advances owing to it to any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Bank, provided that any payment in respect of such assigned Advances made by the Borrower to the assigning and/or pledging Lender in accordance with the terms of this Agreement shall satisfy the Borrower's obligations hereunder in respect of such assigned Advances to the extent of such payment. No such assignment shall release the assigning and/or pledging Lender from its obligations hereunder.

         13.7 CONFIDENTIALITY. Each Lender agrees to exercise its best efforts to keep confidential any information delivered or made available by the Borrower to it other than from persons employed or retained by such Lender who are or are expected to become engaged in evaluating, approving, structuring or administering the Advances; PROVIDED, HOWEVER, that nothing herein shall prevent any Lender from disclosing such information

(i) to any other Lender, (ii) upon the order of any court or administrative agency, (iii) upon the request or demand of any regulatory agency or authority having jurisdiction over such Lender, (iv) which has been publicly disclosed,
(v) to the extent reasonably required in connection with any litigation to which the Agent or any Lender may be a party, (vi) to the extent reasonably required in connection with the exercise of any remedy hereunder, (vii) to such Lender's legal counsel and independent auditors and (viii) to any actual or proposed Participant, Assignee or other Transferee of all or part of its rights hereunder which has agreed in writing to be bound by the provisions of this Section 13.7. The agreements and obligations of the Lenders contained in this Section 13.7 constitute a continuing agreement and shall survive termination of this Agreement and the payment in full of the Notes.

         13.8 REPRESENTATION BY LENDERS. Each Lender hereby represents that it is a commercial lender or financial institution which makes loans in the ordinary course of its business and that it will make its Advances hereunder for its own account in the ordinary course of such business; PROVIDED, HOWEVER, that, subject to Section 13.7, the disposition of the Notes and other Loan Documents held by that Lender shall at all times be within its exclusive control.

         13.9 OBLIGATIONS. The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or commitment of any other Lender hereunder. Nothing contained in this Agreement and no action taken by Lenders pursuant hereto shall be deemed to constitute the Lenders to be a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out of this Agreement or any other Loan Document and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

         13.10 IDAHO LAW. This Agreement and each Note shall be construed in accordance with and governed by the law of the State of Idaho.

         13.11 INTERPRETATION. No provision of this Agreement or any of the other Loan Documents shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or dictated such provision.

         13.12 WAIVER OF JURY TRIAL; CONSENT TO JURISDICTION. The Borrower and each of the Lenders and the Agent (a) irrevocably waive any and all right to trial by jury in any legal proceeding arising out of this Agreement, any of the other Loan Documents, or any of the transactions contemplated hereby or thereby, (b) submit to the nonexclusive personal jurisdiction in the State of Idaho, County of Ada, the courts thereof and the United States District Court sitting therein, for the enforcement of this Agreement, the Notes and the other Loan Documents, and (c) waive any and all personal rights under the law of any jurisdiction to object on any basis (including, without limitation, inconvenience of forum) to jurisdiction or venue within the State of Idaho for the purpose of litigation to enforce this Agreement, the Notes or the other Loan Documents. The Borrower agrees that service of process may be made upon them in the manner prescribed in
Section 13.1 for the giving of notice to the Borrower. Nothing herein contained, however, shall prevent the Agent from bringing any action or exercising any rights against any security and against the Borrower personally, and against any assets of the Borrower, within any other state or jurisdiction.

         13.13 COUNTERPARTS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

         13.14 SEVERABILITY. In case any one or more of the provisions contained in this Agreement, the Notes, or any of the other Loan Documents should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby and shall be enforced to the greatest extent permitted by law.

         13.15 INTEREST. In no event shall the amount of interest due or payable hereunder or under the Notes exceed the maximum rate of interest allowed by applicable law, and in the event any such payment is inadvertently made to any Lender by Borrower or inadvertently received by any Lender, then such excess sum shall be credited as a payment of principal, unless Borrower shall notify such Lender in writing that it elects to have such excess sum returned forthwith. It is the express intent hereof that the Borrower not pay and the Lenders not receive, directly or indirectly in any manner whatsoever, interest in excess of that which may legally be paid by the Borrower under applicable law.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, under seal, by their respective authorized officers as of the day and year first above written.

                        FIRST INTERSTATE BANCSYSTEM
                        OF MONTANA, INC.


                        By:________________________________
                        Name:______________________________
                        Title:_____________________________
                        (A duly authorized officer)
                        401 North 31st Street
                        Billings, Montana  59116-0918
                        Attention:  Chief Financial Officer
                        Telecopier Number (406) 255-5350
                        Telephone Number  (406) 255-5304

                                     COMMITMENTS
                                     -----------

 Commitment         Percentage
   Amount             Amount
------------       ------------
$18,000,000           40.0%            FIRST SECURITY BANK, N.A., a
                                       national banking association


                                       By:_______________________________
                                            Vicki V. Riga
                                            Vice President
                                       (A duly authorized officer)


                                       LENDING OFFICE
                                       --------------

                                       First Security Bank
                                       119 North 9th Street
                                       P.O. Box 7069
                                       Boise, Idaho  83730
                                       Attention:  Corporate Banking
                                       Telecopier Number (208) 393-2472
                                       Telephone Number (208) 393-2163


$13,500,000           30.0%            WELLS FARGO BANK, NATIONAL
                                       ASSOCIATION, a national banking
                                       association


                                       By:________________________________
                                            James L. Franzen
                                            Vice President
                                       (A duly authorized officer)

                                       LENDING OFFICE
                                       --------------

                                       Wells Fargo Bank, National
                                       Association
                                       1300 S.W. Fifth Avenue
                                       Portland, Oregon  97201
                                       Attention: Portland RCBO (6101-192)
                                       Telecopier Number (503) 220-4896
                                       Telephone Number  (503) 225-2288

$13,500,000           30.0%            COLORADO NATIONAL BANK, a national
                                       banking association


                                       By:_________________________________
                                            Jeffrey M. Parr
                                            Assistant Vice President
                                       (A duly authorized officer)

                                       LENDING OFFICE
                                       --------------

                                       Colorado National Bank
                                       950 17th Street (CNDT 0312)
                                       Denver, Colorado  80202
                                       Attention:  Financial Institution
                                                   Division
                                       Telecopier Number (303) 585-6273
                                       Telephone Number  (303) 585-4239


                                       FIRST SECURITY BANK, N.A., a
                                       national banking association


                                       By:________________________________
                                            Vicki V. Riga
                                            Vice President
                                       (A duly authorized officer)
                                                 AGENT